As filed with the Securities and Exchange Commission on October 27, 2009

Registration No. 333-160962

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-1/A Amendment No. 3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOME SCHOOL HOLDINGS, INC.

Florida	8299	26-1983716

2700 South River Road, Suite 106 Des Plaines, Illinois 60018 Phone: 847-391-5079 Fax: 800-760-7015

Thomas Morrow Chief Executive Officer Home School Holdings, Inc. 2700 South River Road, Suite 106 Des Plaines, Illinois 60018 847-391-5079

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.001 par value	66,000,000	$0.05(1)	$3,300,000.00

Total	66,000,000	$0.05(1)	$3,300,000.00

(1)	These shares will be sold at this fixed price of $0.05 until the common stock becomes quoted on the Over-the-Counter (“OTC”) Bulletin Board or listed on a securities exchange.

Prospectus
HOME SCHOOL HOLDINGS, INC.
66,000,000 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the sale of 66,000,000 shares of our common stock, par value of $0.001, by certain individuals and entities who beneficially own shares of our common stock. The Offering Price Per Share is a fixed price of $0.05. The shares will be sold at this fixed price of $0.05 until the common stock becomes quoted on the Over-the-Counter Bulletin Board or listed on a securities exchange.

There is no guarantee our securities will ever trade on the OTC Bulletin Board or any other securities exchange. Assuming that a public market for our Shares develops and is maintained, it is anticipated that the Selling Shareholders will offer Shares in market transactions through FINRA member brokerage firms, and from time to time will sell some or all of the shares being offered. The initial offering price may not reflect the market price of our shares after the offering. There is no minimum purchase requirement for prospective Shareholders. We are paying the expenses of, but are not receiving any proceeds from, this Offering.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is October 26, 2009

TABLE OF CONTENTS

FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER PAGE OF PROSPECTUS	1

PROSPECTUS COVER PAGE	2

PROSPECTUS SUMMARY	4

THE COMPANY	4

THE OFFERING	5

RISK FACTORS	5

SUMMARY FINANCIAL AND OPERATING INFORMATION	6

RISK FACTORS	7

FORWARD LOOKING STATEMENTS	11

USE OF PROCEEDS	11

DIVIDEND POLICY	12

DETERMINATION OF OFFERING PRICE	12

DILUTION	12

TABLE OF CASH & CAPITALIZATION	12

SELLING SECURITY HOLDERS	13

PLAN OF DISTRIBUTION	14

DESCRIPTION OF SECURITIES TO BE REGISTERED	15

EXPERTS	15

VALIDITY OF SECURITIES	15

BUSINESS	16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20

MANAGEMENT	28

SECURITY OWNERSHIP	32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33

FINANCIAL STATEMENTS OF HOME SCHOOL, INC.	35

INFORMATION NOT REQUIRED IN PROSPECTUS	58

SIGNATURES	63

POWER OF ATTORNEY	63

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

THE COMPANY

Background

We were incorporated under the name Narayan Capital Corp., on February 18, 2008, with no business operations other than to effect a merger, exchange of capital stock, asset acquisition or other similar business combination. We, therefore, were characterized as a “shell” corporation. On May 8, 2009, we changed our name to Home School Holdings, Inc., and, concurrently with such name change, we consummated a share exchange agreement with Home School, Inc., a Delaware corporation, and acquired 100% of the outstanding shares of capital stock of Home School, Inc. As a condition thereto, our existing sole officer and director resigned and our new board of directors appointed the executive officers of Home School, Inc. to serve as our executive management team. As a result of the Share Exchange Agreement, the Company’s status as a “shell” corporation ceased, and the entire business of the Company now is identical with Home School, Inc. its subsidiary.

Home School Holdings, Inc. is a Florida corporation with its principal business office located in Des Plaines, Illinois. We currently sell instructional materials, curricula, books, teacher’s guides and worksheets to assist parents that want to home school their children.

The address of our principal office is 2700 South River Road Suite 106 and our telephone number at that address is 847-391-5079. Our Internet website is located at WWW.HOME-SCHOOL-INC.COM. The information contained on our website is not incorporated by reference in this Prospectus and should not be considered a part of this Prospectus.

Going Concern

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore be obligated to realize assets and discharge our liabilities other than in the normal course of operations. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has used cash flows in operations of $1,410,235 from inception of October 17, 2005 to June 30, 2009 and has an accumulated deficit of $5,340,928 through June 30, 2009. We had net losses of $2.6 million and $1.04 million for the years ended December 31, 2008 and 2007, respectively and $905,261 for the six months ended June 30, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit our ability to continue operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern. Once the Company can access the capital available through the public markets, we believe that this capital and any capital the Company raises through other private placements of our common stock will be adequate to continue as a going concern for the next 12 months. We currently do not have enough cash to operate for the next twelve months without this additional capital.

THE OFFERING

Securities Covered Hereby	66,000,000 shares of common stock owned by the Selling Security Holders

Common Stock Outstanding Prior to the Offering	317,871,982 shares of common stock

Common Stock to be Outstanding After the Offering	317,871,982 shares of common stock

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering

The offering will conclude when all of the 66,000,000 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.”

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

	For the Six Months Ended June 30 2009 Compared to December 31, 2008 (Unaudited)

	JUNE 30, 2009		DEC 31, 2008

Summary of Operations
Total revenues		$28,908		$72,764
Net income (loss)		$(905,261)		$(2,599,521)
Net profit (Loss) per common share	$	**	$	**
Weighted average common shares outstanding, basic and diluted		296,820,547		283,095,125
Statement of Financial Position
Cash and cash equivalents		$3,667		$958
Total assets		$371,349		$523,468
Working capital		$(1,361,542)		$(880,399)
Long-term debt		$—		$—
Stockholders’ deficit		$(1,008,238)		$(364,664)

	For the Years Ended

	2008		2007

Summary of Operations
Total revenues		$72,764		$17,638
Net income (loss)		$(2,559,521)		$(1,042,223)
Net profit (Loss) per common share	$	**	$	**
Weighted average common shares outstanding, basic and diluted		283,095,125		246,245,098
Statement of Financial Position
Cash and cash equivalents		$958		$1,526
Total assets		$523,468		$515,637
Working capital		$(880,399)		$(273,024)
Long-term debt		$—		$—
Stockholders’ deficit		$(364,664)		$237,661

** Less than $0.01

RISK FACTORS

The shares of our common stock being offered for resale by the Selling Security Holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of our Chairman and Chief Executive Officer, Thomas Morrow. The loss of the services of Mr. Morrow could have a material adverse effect on our business, operations, revenues or prospects.

If we are unable to obtain additional financing or generate revenue we may not have sufficient cash to continue operations.

We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support our business operations; however we currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue our operations. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require us to curtail or cease operations, sell off our assets, seek protection from our creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that we relinquish valuable rights. Sales of shares related to this offering may have a negative impact on the ability of the Company to raise funds for operations and growth. Such shares could also affect the share price negatively, causing greater dilution than otherwise would have occurred as the Company raises funds. For example, if the Company were to raise $5 million in a later offering, at a price of $0.05 per share, the number of shares outstanding would increase by 100,000,000, increasing the total outstanding shares from approximately 300,000,000 to approximately 400,000,000, a 33% decrease in ownership for existing shareholders, assuming they made no additional purchases.

As a development stage company, our business and prospects are difficult to evaluate because we have minimal operating history and our business model is evolving, an investment in us is considered a high risk investment whereby you could lose your entire investment.

The Company is currently operating at a loss, and there is no assurance that the business development plans and strategies of the Company will ever be successful, or that the Company will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. We may not generate revenues in the next twelve months sufficient to support our operations and therefore may rely solely on the cash we raise from investments.

We have received a going concern opinion from our auditors and we are currently operating at a loss, which raises substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has used cash flows in operations of $1,410,235 from inception of October 17, 2005 to June 30, 2009 and has an accumulated deficit of $5,340,928 through June 30, 2009. We had net losses of $2.6 million and $1.04 million for the years ended December 31, 2008 and 2007, respectively and $905,261 for the six months ended June 30, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

We may have difficulty defending our intellectual property rights from infringement resulting in lawsuits requiring us to devote financial and management resources that would have a negative impact on our operating results.

If we are presented with appropriate opportunities, we may acquire complementary technologies or companies. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new technologies and personnel, unforeseen or hidden liabilities, the diversion of management attention and resources from our existing business and the inability to generate sufficient revenues to offset the costs and expenses of acquisitions. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business.

We regard our service marks, trademarks, and trade secrets as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of our patents or trademarks. No assurance can be given that our patents, trademarks and service marks will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost. Our failure to protect our proprietary information or to obtain licensing from third-parties could cause our business and operating results to suffer.

We will rely on distribution channels with online retailers, distributors, and other services providers to make our products and services more readily available and accessible to potential customers; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new products and services could be negatively impacted.

There can be no assurance that we will develop and maintain distributors or that distributors with whom we currently seek a relationship will be able or willing to distribute our products and services in the future. There is no assurance that we once we have acquired a relationship with a distributor that we could replace any such distributor, and until such distributor could be replaced, our ability to increase our customer base and to provide products and services to any existing customers would be negatively impacted during this timeframe, and this could have an adverse effect on our business, financial condition and results of operations.

We may have difficulty designing and developing new products that are superior to our competitors’ products and/or that are widely accepted by the home school market.

The online products and services market is characterized by rapid changes and advances in design “touch and feel” of a company’s online presence and functionality. Accordingly, we make substantial investments in the design and development of new products and services and in the development of enhancements and features to existing products and services. The development of new products and the enhancement of existing products are essential to our success. There is no assurance that any products and services that we design and develop will be superior to our competitors’ products or be widely accepted by the home school market. If we are unable to design and develop products and services that are superior to our competitors’ products and/or are widely accepted by the home school market, then our ability to compete with our competitors will be negatively impacted and this would have an adverse effect on our business, financial condition and results of operations.

We may be unable to scale our operations successfully.

Our plan is to grow our business rapidly. Our growth, if it occurs as planned, will place significant demands on our management, as well as our financial, administrative and other resources. Our success will be heavily dependent on our ability to integrate additional qualified employees that provide expertise in order to help grow the business. There is no guarantee that we will be able to locate and retain qualified personnel for such positions, which would likely hinder our ability to manage operations. Furthermore, we cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our products or other operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

Risks Related to Our Industry

We will rely on strategic relationships to promote our services; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed.

Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop, maintain or enhance our strategic relationships with technology companies and content providers. We will rely on these relationships for licensed technology and content. Due to the evolving nature of our industry, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business, or that our partners will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

If the home schooling market fails to continue to grow among families that are our consumers, our ability to grow our business will be limited.

We currently generate most of our revenue from the sale of our products and services to parents seeking to educate their children and/or themselves in the home. Revenue generated from sales to these customers will continue to account for most of our revenue for the foreseeable future. We believe that a significant segment of our initial customers will be early adopters of our products and services. However, we can make no assurances that this customer base will continue to expand. If the home schooling market does not continue to expand our ability to generate revenue could be limited.

Regulation of home schooling services could increase in the future and is currently uncertain in scope and application. Future legislative, regulatory or judicial action could adversely affect our business and expose us to liability.

Our business has developed in an environment largely free from federal government regulation. However, the United States and other countries have begun to assert regulatory authority over home schooling and are continuing to evaluate how home schooling will be regulated in the future. Both the application of existing rules to us and our competitors and the effects of future regulatory developments are uncertain.

The use of the Internet to provide online home schooling products and services is relatively new. Although the provisioning of such services and products is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our products and services over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and home schooling providers and services, specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our products and services. In addition, other current or future legislative, judicial or other regulatory actions could have a negative effect on our business. For example, if we become subject to the rules and regulations applicable to telecommunications providers in individual states and foreign countries, we may incur significant litigation and compliance costs, and we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

Risks Related to this Offering

In order to raise sufficient funds to continue operations, we may have to issue additional securities which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of common stock then outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition. For example, if the Company were to raise $5 million in a later offering, at a price of $0.05 per share, the number of shares outstanding would increase by 100,000,000, increasing the total outstanding shares from approximately 300,000,000 to approximately 400,000,000, a 33% decrease in ownership for existing shareholders, assuming they made no additional purchases.

We have arbitrarily determined the offering price of our common stock and the value of our stock does not necessarily reflect our book value

We arbitrarily selected the price for the common stock. Our establishment of the offering price of the shares has not been determined by negotiation with an underwriter as is customary in underwritten public offerings. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Therefore, investors may be unable to recoup their investment if the value of our securities does not materially increase. Among the factors we considered in determining the offering price were:

1.	Our lack of operating history,

2.	The amount of risk associated with an investment in our stock and the proportional amount of stock to be retained by our existing stockholders, and

3.	Our relative cash requirements.

There is currently no market for our common stock

Our common stock is not currently traded on an exchange; there is no guarantee that our shares will ever trade on the OTC Bulletin Board or on any other securities exchange. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, once our shares are registered on the OTC Bulletin Board, sales or purchases of relatively small blocks of common stock could have a significant impact on the price at which our common stock is traded. The trading price of our common stock may be affected by a number of factors, including events described in the Risk Factors set forth in this Prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the home schooling industry, and other events or factors. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

The stock markets and economy are currently suffering higher than normal uncertainty.

In the current state of the stock market, there is no assurance that we will be able to market all of the shares we desire to implement our business plan; we may not be able to market any at all. If such an unavailability of capital were to arise, it could affect our development efforts and significantly delay or prevent implementation of our plans. Should we prove unable to market any shares at all, the existence of the Company itself could be imperiled.

Our common stock is characterized as “penny stock” and will be registered to be traded on the Over the Counter Bulletin Board and as such, could be adversely affected by the market liquidity of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ or a national securities exchange and any equity security issued by an issuer that has:

Net tangible asset in excess of $2,000,000, if such issuer has been in continuous operations for three years;
Net tangible asset in excess of $5,000,000, if such issuer has been in continuous operations for less than three years; or
Average revenue of at least $6,000,000, for the last three years.

Unless an exception is available, the regulations require, prior to any transaction involving a penny stock, that a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a prospective purchaser of the penny stock. We currently do not qualify for an exception, and, therefore, our common stock is considered penny stock and is subject to these requirements. The penny stock regulations adversely affect the market liquidity of our common shares by limiting the ability of broker/dealers to trade the shares and the ability of purchasers of our common stock to sell in the secondary market. In addition, certain institutions and investors will not invest in penny stocks.

We have debts that are collectible on demand.

The Company currently has two loans totaling $80,000 from a shareholder and from an outside economic development agency that are payable on demand. This shareholder is Mr. James Treleaven; the economic development agency is the Economic Development Authority of Ames, Iowa. The loans carry no interest; a 6% interest rate is imputed and recorded as an addition to other paid-in capital. The Company also has outstanding payables and accrued salary of $446,204. The Company currently does not have the resources to satisfy such demands if they were made. If such demands were made, the Company would have to acquire resources quickly, and this could affect the share price negatively by forcing the Company to sell equity to whatever provider was immediately available at whatever price they were willing to offer. It cannot be assured that the Company would be able to raise enough cash to satisfy these obligations. If the Company failed to raise enough funds to satisfy these obligations, that failure to do so could result in a sale, strategic transaction or bankruptcy.

Substantial voting power is concentrated in the hands of certain officers of our Company.

Currently, our Chief Executive Officer owns approximately 48.0% of the Company’s stock and therefore may exercise significant control over decisions of our Board of Directors and the direction of the Company in general.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements, (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.

Our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Such factors include, but are not limited to the following:

•	Our goals and strategies;
•	Our expansion plans;
•	Our future business development, financial conditions and results of operations;
•	The expected growth of the market for our products;
•	Our expectations regarding demand for our products;
•	Our expectations regarding keeping and strengthening our relationships with key customers;
•	Our ability to stay abreast of market trends and technological advances;
•	General economic and business conditions in the regions in which we sell our products;
•	Relevant government policies and regulations relating to our industry; and
•	Market acceptance of our products.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

This prospectus contains statistical data we obtained from various publicly available government publications. Statistical data in these publications also include projections based on a number of assumptions. The market for our products may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our securities. In addition, the rapidly changing nature of our customers’ industries results in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publication market data cited in this prospectus was prepared on our or our affiliates’ behalf.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange. The fixed offering price of $0.05 may not reflect the market price of our shares after the offering. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. We selected the price for the common stock based upon the size of our market, our perception of our own uniqueness in the market, our beliefs about trends in the practice of K-12 education, and the shift in pedagogical deployment of technology. Among the other factors we considered in determining the offering price that served to decrease it significantly were:

1.	Our lack of operating history,

2.	The amount of risk associated with an investment in our stock and the proportional amount of stock to be retained by our existing stockholders, and

3.	Our relative cash requirements.

There is no relationship between the current offering price of $0.05 and the price that we previously received from our private placement of stock. That price was $0.04 net per share.

DILUTION

The shares that are currently being registered under this registration statement have already been issued and are currently outstanding. Therefore, there will be no dilutive impact on the Company’s shareholders.

Home School Holdings, Inc.
(a development stage company)
TABLE OF CASH AND CAPITALIZATION
As of June 30, 2009
(Unaudited)

June 30, 2009

Cash & Cash Equivalents	3,667
Short Term Loans (inc. accrued interest)	926,801

Equity
Common Stock Par Value $0.001 300,790,382 Shares Issued and Outstanding	300,790
Additional Paid-in Capital	4,032,901
Shareholder Receivable	(1,000)
Accumulated Deficit	(5,340,928)
Stockholder’s Equity	(1,008,238)

Total Capitalization	(1,008,238)

Figures as of the June 30, 2009 Balance Sheet.

Approximate Number of Holders of Our Common Stock

On October 26, 2009, there were approximately 65 holders of record of the common stock.

SELLING SECURITY HOLDERS

The following table presents information regarding the Selling Security Holder and a description of the Selling Security Holder’s relationship to Home School Holdings, Inc.

			(C)		(E)
			Percentage of		Percentage of
		(B)	Outstanding		Outstanding
		Shares	Shares	(D)	Shares
		Beneficially	Beneficially	Shares	Beneficially
		Owned	Owned	to be sold	Owned
(A)	Relationship	Before	Before the	in the	After
Selling Securities Holders (1)	to Issuer	the Offering	Offering (2)	offering	the Offering
Thomas Morrow	Chairman and CEO	202,242,431	51.06%	5,000,000	59.76%
David Nicholson	Board Member	52,803,260	13.33%	5,000,000	14.48%
Michael and Beatrice North	Shareholder	23,176,660	5.85%	5,000,000	5.51%
Kenneth Lydecker	Board Member	30,717,540	7.76%	5,000,000	7.79%
Mark Jordan	Former Contractor	6,120,000	1.55%	5,000,000	0.34%
Tangiers Investors, LP (5)	Shareholder	5,294,625	1.34%	39,588	1.59%
Chalmer Wilkins	Former Contractor	3,600,000	0.91%	3,600,000	0.00%
Dieter Gutt	Shareholder	3,470,000	0.88%	3,470,000	0.00%
Richard R. Pleet & Mary Bliss Packer	Shareholder	3,060,000	0.770%	3,060,000	0.00%
Lisa Morrow (3)	Former Contractor	2,802,420	0.71%	2,802,420	0.00%
Louie & Terri LoBianco	Shareholder	1,525,000	0.39%	2,425,120	0.00%
Joel Schauer	Shareholder	2,250,120	0.57%	2,250,120	0.00%
Brad Clodfelter	Shareholder	2,160,000	0.55%	2,160,000	0.00%
James Wright	Shareholder	2,160,000	0.55%	2,160,000	0.00%
Goldstar Acquisitions, LLC	Shareholder	2,403,900	0.61%	2,003,900	0.00%
Adam Hecktman	Shareholder	1,800,000	0.45%	1,800,000	0.00%
James Treleaven	Former Board Member	1,638,000	0.41%	900,000	0.22%
Robert Shuman	Shareholder	1,620,000	0.41%	1,620,000	0.00%
Tony Langford	Employee	3,861,749	0.97%	1,242,380	0.79%
Denise Kowalski	Employee	1,239,000	0.31%	1,239,000	0.00%
Donald P. Braun	Shareholder	1,150,060	0.29%	1,150,060	0.00%
Bobette Puckett	Shareholder	1,080,000	0.27%	1,080,000	0.00%
Gurdak & Associates Profit Sharing Plan	Shareholder	900,000	0.23%	900,000	0.00%
William Rients	Shareholder	900,000	0.23%	900,000	0.00%
Ed Schwall	Shareholder	720,000	0.18%	720,000	0.00%
Dave Gurdak	Shareholder	594,000	0.15%	594,000	0.00%
Willowhuasca Wellness, Inc. (4)	Shareholder	588,292	0.15%	588,292	0.00%
Josh Kurtz	Shareholder	432,000	0.11%	432,000	0.00%
The Peterson Family Trust Dated 10/13/2004	Shareholder	360,000	0.09%	360,000	0.00%
Bob Schauer	Shareholder	360,000	0.09%	360,000	0.00%
Carol Lydecker	Shareholder	360,000	0.09%	360,000	0.00%
Jeff Lydecker	Shareholder	360,000	0.09%	360,000	0.00%
Lawrence T Hayes Trust Dated 04/21/1995	Shareholder	360,000	0.09%	360,000	0.00%
Paul Krappman	Former Employee	360,000	0.09%	360,000	0.00%
Ray Imburgia	Shareholder	360,000	0.09%	360,000	0.00%
Marjorie Lock	Employee	217,800	0.05%	217,800	0.00%
Rob Alexander	Shareholder	129,600	0.03%	129,600	0.00%
Island Capital Mgmt, LLC	Shareholder	100,000	0.03%	100,000	0.00%
Nancy Hayes	Shareholder	975,120	0.25%	75,000	0.00%
Richard Nolan	Shareholder	75,000	0.02%	75,000	0.00%
William Fanizzo	Shareholder	75,000	0.02%	75,000	0.00%
George Kuchenreuther	Shareholder	60,000	0.02%	60,000	0.00%
Russell D. Simek	Shareholder	50,000	0.01%	50,000	0.00%
Richard York	Shareholder	32,500	0.01%	32,500	0.00%
Richard Langford	Shareholder	25,000	0.01%	25,000	0.00%
Diana Dixon	Former Employee	23,220	0.01%	23,220	0.00%

	Total:	364,672,297	86.11%	66,000,000	93.32%

(1)

Unless otherwise indicated each of the selling security holders listed above received shares of the Company pursuant to the Share Exchange Agreement consummated on May 8, 2009, between Narayan Capital Corp., a Florida corporation and Home School, Inc. a Delaware corporation, that was dated as of April 29, 2009. Except as indicated in the footnotes below, each such selling security holder makes their own investment decisions regarding their shares of stock.

(2)

Applicable percentage of ownership is based on 396,076,842 shares of our common stock outstanding as of September 30, 2009 and does include unexercised options or shares that could arise from the conversion of convertible debt. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(3)	Lisa is the wife of Thomas Morrow.
(4)	Investment decisions for Willowhuasca Wellness, Inc. are made by Colleen Foyo.
(5)	Investment decisions for Tangiers Investors, LP are made by Robert Papiri and Ed Liceaga.

PLAN OF DISTRIBUTION

The shares will be sold at the fixed price of $0.05 until the common stock becomes quoted on the Over-the-Counter Bulletin Board or listed on a securities exchange. We will file a post-effective amendment to reflect the change to a market price when the shares begin trading on a market.

The shares are not currently listed on any stock exchange. However we will seek to list the shares on the Over-the-Counter-Bulletin Board immediately following the effectiveness of this registration statement. The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

          The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities covered by this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

          We have advised each selling stockholder that it may not use shares covered by this prospectus short for sales of common stock made prior to the date on which this registration, of which this prospectus forms a part, shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resale of their respective shares pursuant to this prospectus.

          We are required to pay all fees and expenses incident to the registration of the shares (estimated to be approximately $100,000), but we will not receive any proceeds from the sale of the shares of common stock. We have not agreed to indemnify the selling stockholders against any liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, $0.001 par value per share. As of September 30, 2009 there were 317,871,982 outstanding shares of common stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the board of directors out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

EXPERTS

          The financial statements appearing in this prospectus and registration statement have been audited by Lake & Associates CPA’s, LLC, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

          The validity of the securities offered hereby is being passed upon for our company by Law Offices of Michael H. Hoffman, P.A., Miami, Florida.

INTERESTS OF NAMED EXPERTS AND COUNSEL

          No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

BUSINESS

Business of the Issuer

The Issuer was originally incorporated in February of 2008 in the State of Florida as a ‘C’ Corporation called Narayan Capital Corporation. Its purpose was to seek a merger with an operating company. On May 7, 2009, pursuant to a Share Exchange Agreement, it merged with Home School, Inc., a Delaware Corporation, to form Home School Holdings, Inc. The Share Exchange Agreement provided for Narayan to issue enough shares to provide 289,959,665 shares to the existing shareholders of Home School, Inc in exchange for all of the shares of Home School, Inc. and to allow Narayan shareholders to retain 5,882,917 shares. These shareholders also received $50,000 in consideration.

Home School Holdings is an Internet based provider of products and services designed to assist families to educate their children in their own home. Home School Holdings was founded on October 17, 2005. The company is based in Des Plaines, Illinois and its principal activities are selling products and services that enable home educating parents to carry out their children’s education and providing resources to enable them to administer and record their children’s education for organizational purposes and to respond to regulatory requirements in full compliance with state or national laws. Customers come into contact with us through our e-commerce website that allows our customers to obtain products and services which include books and study aids from a variety of publishers, our privately branded curriculum products called QuickStart Curriculum Kits, and other services online.

Going Concern

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore be obligated to realize assets and discharge our liabilities other than in the normal course of operations. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has used cash flows in operations of $1,410,235 from inception of October 17, 2005 to June 30, 2009 and has an accumulated deficit of $5,340,928 through June 30, 2009. We had net losses of $2.6 million and $1.04 million for the years ended December 31, 2008 and 2007, respectively and $905,261 for the six months ended June 30, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company does not have commitments from third parties for a sufficient amount of additional capital at this time. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit our ability to continue operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Management believes that actions presently being taken to raise funds (soliciting private investors, seeking private equity, and seeking opportunities to further exploit the public markets) provide the opportunity for the Company to continue as a going concern; we have operated at a cash deficit since October, 2005 by virtue of raising capital from private debt and equity sources. We expect to continue to allow private investors to purchase shares in the Company and/or provide convertible or non-convertible debt. To execute our Business Plan as it is conceived, $5,000,000 will be required; the Company can continue as a going concern with as little as $600,000, which includes salary deferrals from employees, services compensated with equity by individuals and vendors and additional investments by private investors. The higher amount would enable us to develop all of the products and services anticipated by our Business Plan, including hiring significant numbers of new employees; the lower amount enables the Company to continue operating at the current level but without incurring additional salary and vendor liabilities. If we were to receive some level of funding between these two figures, an assessment of the strategic value and contribution to profitability would determine which products and services were developed in a timely manner and which delayed. We currently do not have enough cash to operate for the next twelve months without additional capital. We further assume that since all of the debt we have that is payable on demand is held by shareholders or other interested parties, we have not included an assumption of repayment of the debts that are due on demand. We have included an understanding of the cost of attending to our obligations as a public company; any new investment issued would likely be dilutive to existing shareholders.

Industry Background

We believe that the home education industry is a profoundly fragmented one. It includes hundreds of publishers with sales that range from the low billions of U.S. dollars to only hundreds of thousands, thousands of non-profit websites and organizations, hundreds of for-profit curriculum retailers, both online and brick and mortar and a large number of other service providers, most of whom are ‘mom-and-pop’ operations operating locally or over the internet.

Customers

In our experience home educators come to us to use our online lesson planner that also enables them to respond to regulatory reporting requirements. They also come to our website seeking advice and guidance from other home educating families. While we have their attention, our objective is to sell them curriculum, instructional aids and services.

We also sell advertising to non-competing publishers, toy manufacturers, other goods providers, assessment providers and other service providers who wish to sell to their goods or services to home educating families or families with young children.

Our Products

We sell instructional materials curricula, books, evaluative materials, assessments, instructional aids,(maps, teachers guides), and worksheets to our customers who are looking to educate their children at home. These products are almost exclusively delivered in paper by the US Postal Service, UPS or FedEx. Our customers order these products directly from our website online. Approximately 74% of our sales were this class of product. We also sell advertising space on our weekly e-newsletter called Break Time. Approximately 26% of our sales are advertising sales. We also offer a set of free, online resources that are delivered over the internet. These include our online planner, legal resources, pedagogical advice and guidance and support for home educators.

We do not manufacture any and do not distribute most of them ourselves. The products are written and prepared by third party manufacturers and wholesalers. Contract warehousers drop ship most of the products directly to our customers after our customers place orders from our website.

Marketing

Online Advertisement: We have an on-going Google Adwords campaign that yields users at the rate of 500 to 2,000 new users per week, depending on the time of year. These new users arrive at our website at a cost of from $3 to $5 per user, which is also seasonal.

Competition

We face competition from three different types of companies: (1) those companies that provide home schooling products and services similar to our own; (2) those companies that provide curriculum only; and (3) those companies that are known as online academies. There are several large competitors in each of these market segments which have significantly more capital and financial resources than we do, as well as an established track record. Our competitive position is such that the Company would be considered of medium size, in terms of assets, and small in terms of revenue. We compete on the basis of price and the convenience of a one-stop-shop.

Important examples of competitors in each of these segments include the following companies:

Home School Service and Product Companies

Homeschool.com is a provider of an online community site that appeals to new or prospective home educators. It earns commissions on click-throughs to other merchants and through the sale of how-to guides for beginners.

The Home School Legal Defense Association is a non-profit provider of legal insurance to home educators. It earns premiums for legal insurance, receives contributions, and earns small commissions from endorsed merchants. It has a long and powerful reputation as a strong advocate of home education.

The Old Schoolhouse Magazine is a provider of advice and encouragement content delivered both in hardcopy form and online. It earns money through subscriptions and the sale of goods in its store. It is the most successful magazine in home education and has an excellent reputation. It is explicitly faith-based.

Curriculum Companies

Rainbow Resources is a catalog and online retailer of a full line of curriculum products and instructional aids. It has an excellent reputation and is expanding its capacity. It focuses on its catalog and show-related business. Its sales are in the range of $35 million.

Christian Book Distributors is a catalog and online retailer of a line of faith-based curriculum products and instructional aids. It has an excellent reputation and has been in existence for decades. It focuses on its Christian literature business. Its sales are in the range of $100 million, most of which is literature not related to home education.

Homeschool Supercenter is an online retailer with a small brick-and-mortar presence. It has a good reputation for cost-conscious consumers. Its sales are in the range of $1.5 million and its business model is representative of many retailers who serve the Home School market.

Online Academies

Calvert is a K-12 online and in-person academy. It has an excellent reputation among faith-based and secular users. Its primary target market is parents who are home educating involuntarily (due to child’s illness or objections to or from the local schools) and those who have no ability (due to time or their own educational background) to teach themselves.

Connections Academy has licensed Calvert’s curriculum for sale to the virtual academy segment of public schooling. They draw some users who would otherwise be drawn to home education. They are in direct competition with K12.

Advanced Academics is an online academy owned by DeVry University, Inc. It currently serves only the high school age groups and focuses on the virtual academy segment of public schooling.

Suppliers

Our principal suppliers are STL Distributors and Ingram Book Co. They also dropship the goods to our customers and invoice us on 30 day terms. This arrangement is customary in the online curriculum business. While we believe that our relationships with our suppliers are good, there can be no assurance that our suppliers will be able or willing to supply products and services to us in the future. Loss of one or both suppliers or delay in being able to supply product could have a significant adverse impact on our business, financial condition and results of operations.

Regulatory

The use of the Internet to provide online home schooling products and services is relatively new. Although the provisioning of such services is currently permitted or unregulated within most countries, several governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our products and services over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and home schooling providers and services, specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our products and services.

Home education is legal in all 50 US states, every province of Canada, the United Kingdom, Ireland, the Netherlands, France, throughout Scandinavia, South Africa, Australia, New Zealand, Singapore, most of the Middle East and Japan among others. Its legal status is uncertain in large, potentially important markets like China and India and home education is explicitly illegal in Germany, Romania, and most of the countries of the former Soviet Union. Like all regulation, much of this can change, subject to the political will to do so.

Intellectual Property and Proprietary Rights

We currently rely primarily on a combination of trade secrets, copyrights, trademarks and licenses to protect our intellectual property. We do not have any patents on our products and are not currently seeking any patents. We have a number of trademarks related to our product and service offerings. To protect our trade secrets and other proprietary information, we require our employees to sign agreements providing for the maintenance of confidentiality and also the assignment of rights to inventions made by them while in our employ. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of our trademarks. Our failure to protect our proprietary information could cause our business and operating results to suffer. We license intellectual property from third parties and incorporate such intellectual property into our services. These relationships are generally non-exclusive and have a limited duration. Moreover, we have certain obligations with respect to non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to prevent infringement or misappropriation of our intellectual property or the intellectual property of third parties will be successful.

Employees

As of September 30, 2009, we had 4 full-time employees and 2 part time employees. All of our employees are “at will” which means that our employees are neither covered by employment agreements nor by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

The Company’s principal headquarters are located in Des Plaines, Illinois. The address is 2700 South River Road, Suite 106, Des Plaines Illinois 60018. We occupy approximately 1,900 square feet of office space, under a lease with, which expires December 31, 2013, but is renewable at the Company’s option. Our lease payments are approximately $30,000 annually. The Company has extended its current lease until December 31, 2013.

Litigation

None.

Available Information

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Home School Holdings, Inc., 2700 S. River Road, Suite 106, Des Plaines, IL 60018.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy;

•	our possible financings; and

•	the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained should be read in conjunction with our annual Report on Form 10-K for the years ended December 31, 2008 and December 31, 2007, as well as our quarterly Report on Form 10-Q for the six months ended June 30, 2009. We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading “Risk Factors”.

Overview

Home School Holdings is an Internet-based home schooling community website, providing products, services, support and guidance to over 54,000 families that are educating their children within the home. More and more families are electing to educate their children within the home for a number of reasons. These families require curriculum, books, school supplies, learning supplements and study aids, support and guidance on the most effective and efficient ways to educate themselves and their children within their home. Our focus is to become the preferred resource to families seeking to educate their children within the home. Our goal is to provide home schooling families with all of the high caliber products and services necessary to enable them to effectively home educate their children.

Going Concern

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore be obligated to realize assets and discharge our liabilities other than in the normal course of operations. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has used cash flows in operations of $1,410,235 from inception of October 17, 2005 to June 30, 2009 and has an accumulated deficit of $5,340,928 through June 30, 2009. We had net losses of $2.6 million and $1.04 million for the years ended December 31, 2008 and 2007, respectively and $905,261 for the six months ended June 30, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit our ability to continue operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern. Once the Company can access the capital available through the public markets, we believe that this capital and any capital the Company raises through other private placements of our common stock will be adequate to continue as a going concern for the next 12 months. We currently do not have enough cash to operate for the next twelve months without this additional capital.

Critical Accounting Policies

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, management evaluates these estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured. Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes. Amounts received in advance for subscription services, are deferred and recognized as revenue over the subscription term. The Company recognizes advertising revenue as earned on a per-impression basis. As traffic moves through websites and pages are served, the contract amount is recognized as revenue. “Impressions” are defined as the number of times a user requests a page on our websites.

Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for website maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of five years.

Prepaid Expenses

Prepaid expenses include prepayments for insurance coverage and advertising that occurred after the balance sheet date.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs charged to operations for the year ended December 31, 2008 and 2007 and the period October 17, 2005 (Inception) to December 31, 2008 amounted to $90,429, $107,288 and $197,717, respectively.

Stock Compensation

The Company adopted SFAS No. 123R, Share-Based Payment (“SFAS 123R”), which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services to employees and non employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model. The measurement date of the fair value of equity instruments issued to non-employees is the earlier of the date on which the counter-party’s performance is complete or the date on which it is probable that performance will occur.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable and loans and notes payable approximate fair value due to the relatively short period to maturity for these instruments. Loss Per Share Basic loss per share is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. As of December 31, 2008 and 2007, there were 70,949,520 and 16,428,600 common shares issuable upon the exercise of stock options. As of December 31, 2008, there were 15,777,881 common shares issuable upon conversion of debt and accrued interest. These shares were not included in the computation of loss per share because their inclusion is anti-dilutive.

Outlook

The most important metric by which we judge the Company’s performance now and in the near term is top line sales growth. Our current commitment to develop and deliver quality products and services means that, for the near future, bottom line profitability will be a poor indicator of our success. We do not expect our development investment rate to decline meaningfully in the near future. Since investors are certain to be the primary, near term source of liquidity to support our development and marketing efforts, our liquidity will be driven by our ability to attract repeat investments from current shareholders and to find new ones. This in turn may be materially impacted by the general investment climate.

Since K-12 education must continue without regard to economic cycle, we do not expect the current decrease in level of economic activity to have a significant negative impact on sales and earnings. At the margins, home education grows somewhat more quickly in difficult times due to parents of children attending private schools sometimes find the burden of tuition too much to bear in difficult times. This increase in growth is quite small and can only be seen anecdotally. For the most part, K-12 education, both institutional and home-based, continues at a pace determined by age cohort size rather than economic outlook.

Our primary marketing challenge for the coming 12 months is to achieve greater and greater market awareness through our targeted marketing campaign. Our primary developmental and operational challenge is to increase the amount of material we can offer by download for our non-U.S. based users and the amount of material we have both in hard copy and by download for US customers.

Revenues

As our revenues increase, we plan to continue to invest heavily in marketing and sales by increasing the number of national account sales associates and channel management personnel in order to add new customers and increase penetration within our existing customer base, expanding our domestic and international selling and marketing activities, building brand awareness and sponsoring additional marketing events. We expect that in the future, marketing and sales expenses will increase in absolute dollars and continue to be our largest cost. We do not expect our revenues to increase significantly until next year.

General and Administrative Expenses

We expect that general and administrative expenses associated with executive compensation will increase in the future. Although the current executives have foregone full salary payment during the initial stages of the business, during 2007 the team began to receive compensation. In addition, we believe over the next fiscal year that the compensation packages required to attract the senior executives the Company requires to execute against its business plan will increase our total general and administrative expenses.

Research and Development

Research and development expenses consist primarily of salaries and related expenses. We have historically focused our research and development efforts on increasing the functionality and enhancing the ease of use of our applications. R&D expenses will increase in the future to the extent the funding is available. This R&D would be focused on enhancing and improving function of the site and development of curriculum.

Results for the Six Months Beginning January 1, 2009 and Ending June 30, 2009

Revenues. Sales revenues for the six months ended June 30, 2009 were $28,908. This is a $10,860 increase from the Company’s revenues generated for the six months ended June 30, 2008 of $18,048. Our revenues for the six months ended June 30, 2009 were generated primarily from the sales of curriculum and other educational materials which resulted in revenues of $19,922 and secondarily from the sale of advertising which resulted in revenues of $8,986. No increase in revenues occurred as a result of any price increase in the Company’s products. The Company experienced an increase in its volume of product sales of more than 49% and advertising sales revenue experienced an increase of 92% compared to the six months ended June 30, 2008. Management believes revenue growth will accelerate significantly in the fiscal year 2010 as capital is applied to completing and upgrading the online store and with additional advertising sales headcount.

Cost of Revenues. Cost of revenues for the six months ended June 30, 2009 increased to $15,328 as compared to $10,506 for the six months ended June 30, 2008. This increase in cost of revenues is related to the Company’s sales operations. The Company purchased certain educational materials and incurred shipping and handling fees related to the sale of its products.

Gross Profit/Loss. For the six months ended June 30, 2009, we experienced a gross profit from operations of $13,580 after continuous operation. Management believes this gross profit will increase with sales and as a percentage of sales as new, proprietary products and services come on line. Management believes that it will experience an increase in gross profits during the fiscal year 2010 as it continues to establish a market for its products and services. The expectation for 2009 gross profit margin runs from 32% to 40%, depending on the mix of advertising to product sales.

Executive, Board, Development, Payroll, Marketing and Promotion Expenses. For the six months ended June 30, 2009, the Company had incurred expenses of $519,575 related to marketing and promotions, board compensation and payroll and development. Marketing and promotional expenses consist primarily of salaries, commissions and related personnel expenses for those engaged in the sale and marketing of our products, travel, as well as related trade shows and promotional and public relations expenses. Our sales and marketing team is expected to grow in the future as we expand our sales and marketing activities nationally. The decrease in board compensation is a result of a onetime issuance of stock options to Directors in January, 2008 as compensation for exceptional performance during 2007. These awards were not part of an existing plan and were approved as a one-time event. Expenses which pertain directly to the development of the web site have been capitalized in accordance with the Statement of Financial Accounting Standards No. 86 and are being amortized over a period of 3 years. The development expenses recorded in the Statement of Operations as of June 30, 2008 in the amount of $180,067 were reclassified and appear in the asset section of the Balance Sheet. The web site amortization expense for the period January 1, 2009 through June 30, 2009 is $161,672.We expect our selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including increases to salaries to personnel in marketing and business development, as well as increased bonus payments and sales commissions on our revenues. In addition, as our customer base grows, we will need to participate in additional marketing efforts. We expect our Board Compensation to decline in second half of the fiscal year 2009 as compared to second half of the fiscal year 2008 because many fewer options are likely to be granted. The Board is currently compensated entirely with shares of common stock, with the Chairman receiving $4,500 worth of stock each quarter and each director receiving $3,000 worth of stock. Additionally, most of our Chief Executive Officer’s compensation is paid in stock options.

General and Administrative Expenses. General and administrative expenses for the six months ended June 30, 2009 were $42,115 compared to $52,273 for the six months ended June 30, 2008. General and administrative expenses consisted mainly of licenses, online and offline marketing costs, professional service fees and rent associated with the operation of the Company’s corporate operations. Management believes these expenses will increase as business continues to grow and as more personnel and larger facilities are required for the operation of the business.

Depreciation and Amortization Expenses. Depreciation/Amortization expense for the continuing operation was $162,431 for the six months ended June 30, 2009 as compared to $159,676 for the six months ended June 30, 2008.

Net Loss. Net loss for the six months ended June 30, 2009 was $905,261 as compared to $1,424,457 for the six months ended June 30, 2008. The net loss for the six months ended June 30, 2009 was primarily related to personnel costs of which accrued salaries were the single largest contributor. The net loss for the six months ended June 30, 2008 was mainly due to the cost of developing the Company’s online services. As of six months ended June 30, 2009, we had an accumulated deficit of $5,340,928.

Results for the 3 Months Beginning April 1, 2009 and Ending June 30, 2009

Revenues. Sales revenues for the three months ended June 30, 2009 were $14,479. This is a $2,761 increase from the Company’s revenues generated for the three months ended June 30, 2008 of $11,718. Our revenues for the three months ended June 30, 2009 were generated primarily from the sales of curriculum and other educational materials which resulted in revenues of $10,341 and secondarily from the sale of advertising which resulted in revenues of $4,138. No increase in revenues occurred as a result of any price increase in the Company’s products. The Company experienced an increase in its volume of product sales of more than 6.5% and advertising sales revenue experienced an increase of 105% compared to the three months ended June 30, 2008.

Cost of Revenues. Cost of revenues for the three months ended June 30, 2009 increased to $8,942 as compared to $8,612 for the three months ended June 30, 2008. This increase in cost of revenues is related to the Company’s sales operations. The Company purchased certain educational materials and incurred shipping and handling fees related to the sale of its products.

Gross Profit/Loss. For the three months ended June 30, 2009, we experienced a gross profit from operations of $5,537 after continuous operation. Management believes this gross profit will increase with sales and as a percentage of sales as new, proprietary products and services come on line.

Executive, Board, Payroll, Marketing and Promotion Expenses. For the three months ended June 30, 2009, the Company had incurred expenses of $266,173 related to marketing and promotions, board compensation and payroll and development. Marketing and promotional expenses consist primarily of salaries, commissions, participation in our customers’ marketing efforts and related personnel expenses for those engaged in the sale and marketing of our products, travel, as well as related trade shows and promotional and public relations expenses. Our sales and marketing team is expected to grow in the future as we expand our sales and marketing activities nationally. We expect our selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including increases to salaries to personnel in marketing and business development, as well as increased bonus payments and sales commissions on our revenues. In addition, as our customer base grows, we will need to participate in additional marketing efforts.

General and Administrative Expenses. General and administrative expenses for the three months ended June 30, 2009 were $25,858 compared to $37,543 for the three months ended June 30, 2008. General and administrative expenses consisted mainly of licenses, online and offline marketing costs, professional service fees and rent associated with the operation of the Company’s corporate operations. Management believes these expenses will increase as business continues to grow and as more personnel and larger facilities are required for the operation of the business.

Depreciation and Amortization Expenses. Depreciation/Amortization expense for the continuing operation was $80,174 for the three months ended June 30, 2009 as compared to $89,497 for the three months ended June 30, 2008.

Net Loss. Net loss for the three months ended June 30, 2009 was $473,004 as compared to $452,642 for the three months ended June 30, 2008. The net loss for the three months ended June 30, 2009 was primarily related to personnel costs of which option expensing was the single largest contributor. The net loss for the three months ended June 30, 2008 was mainly due to the cost of developing the Company’s online services.

Impact of Inflation

We believe that the rate of inflation has had negligible effect on our operations. We have the flexibility to offset inflationary increases of various expenses such as the cost of labor and direct payroll taxes. We can arbitrarily increase our sales prices to offset these anticipated increases, all the while trying to increase our subscriber base and continue the improvement of our overall operating procedures and systems. We believe we can absorb most, if not all, increased non-controlled operating costs by increasing sales prices, whenever deemed necessary, and, by operating our Company in the most efficient manner possible.

The Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenues. Sales revenues for the year ended December 31, 2008 were $72,764. This is a $55,126 increase from the Company’s revenues generated for the year ended December 31, 2007 of $17,638. Our revenues for the year ended December 31, 2008 was generated primarily from the sales of curriculum and other educational materials which resulted in revenues of $58,793 and secondarily from the sale of advertising which resulted in revenues of $13,971. No increase in revenues occurred as a result of any price increase in the Company’s products. The Company experienced an increase in its volume of product sales of more than 360% and advertising sales revenue experienced an increase of more than 980% compared to the year ended December 31, 2007. Management believes revenue growth will accelerate significantly in 2009 as capital is applied to completing and upgrading the online store and with additional advertising sales headcount.

Cost of Revenues. Cost of revenues for the year ended December 31, 2008 increased to $40,930 as compared to $11,563 for the year ended December 31, 2007. This increase in cost of revenues is related to the Company’s sales operations. The Company purchased certain educational materials and incurred shipping and handling fees related to the sale of its products.

Gross Profit/Loss. For the year ended December 31, 2008, we experienced a gross profit from operations of $31,834 after continuous operation. Management believes this gross profit will increase with sales and as a percentage of sales as new, proprietary products and services come on line. Management believes that it will experience an increase in gross profits during the second half of the fiscal year 2008 as it continues to establish a market for its products and services. The expectation for 2009 gross profit margin runs from 32% to 40%, depending on the mix of advertising to product sales.

Executive, Board, Development, Payroll, Marketing and Promotion Expenses. For the year ended December 31, 2008, the Company had incurred expenses of $1,910,408 related to marketing and promotions, board compensation and payroll and development.

Marketing and promotional expenses consist primarily of salaries, commissions and related personnel expenses for those engaged in the sale and marketing of our products, travel, as well as related trade shows and promotional and public relations expenses. Our sales and marketing team is expected to grow in the future as we expand our sales and marketing activities nationally. We expect our selling and marketing expenses to increase in the future due to an increase in direct expenses related to sales and marketing, including increases to salaries to personnel in our direct sales force, as well as increased bonus payments and sales commissions on our revenues. In addition, as our customer base grows, we will need to participate in additional marketing efforts. The increase in board compensation is a result of a onetime issuance of stock options to Directors in January, 2008 as compensation for exceptional performance during 2007. These awards were not part of an existing plan and were approved as a one-time event. We expect our Board Compensation to decline in 2009 as compared to 2008 because many fewer options are likely to be granted. The Board is currently compensated entirely with shares of common stock, with the Chairman receiving $4,500 worth of stock each quarter and each director receiving $3,000 worth of stock. Additionally, most of our Chief Executive Officer’s compensation is paid in stock options. For details, please see Executive Compensation below.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2008 were $119,103 compared to $63,663 for the year ended December 31, 2007. General and administrative expenses consisted mainly of amortization of internally developed software, licenses, online and offline marketing costs, professional service fees and rent associated with the operation of the Company’s corporate operations. Management believes these expenses will increase as business continues to grow and as more personnel and larger facilities are required for the operation of the business.

Depreciation and Amortization Expenses. Depreciation/Amortization expense for the continuing operation was $299,857 for the year ended December 31, 2008 as compared to $127,913 for the year ended December 31, 2007.

Net Loss. Net loss for the year ended December 31, 2008 was $2,599,521 as compared to $1,042,223 for the year ended December 31, 2007. The net loss for the year ended December 31, 2008 was primarily related to personnel costs of which option expensing was the single largest contributor. The net loss for the year ended December 31, 2007 was mainly due to the cost of developing the Company’s online services.

As of December 31, 2008, we had an accumulated deficit of $4,435,667

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by its founders, Board members, employees and persons related to or acquainted with these. To remedy the current deficiency in our liquidity position, we will raise funds through additional equity offerings, strategic agreements with partner companies, and debt. We currently have no external sources of liquidity and internal sources (revenue from sales of products and advertising) are very limited.

As of June 30, 2009, total current assets were $18,045 which consisted of $3,667 of cash, $531 of inventory and $13,847 of prepaid expenses.

As of December 31, 2008, total current assets were $7,733 which consisted of $958 of cash, $473 of inventory and $6,302 of prepaid expenses.

As of June 30, 2009, total current liabilities were $1,379,587, which consisted of $210,879 of accounts payable expenses, $414,830 of accrued interest expenses, loan payable obligations of $511,971, and $241,907 of other miscellaneous current liabilities.

As of December 31, 2008, total current liabilities were $898,132, which consisted of $171,657 of accounts payable expenses, $86,972 of accrued payroll expenses, and loan payable obligations of $400,499.

We had negative net working capital of $1,361,542 as of June 30, 2009, compared to negative net working capital of $880,399 as of December 31, 2008.

During the six months ended June 30, 2009, operating activities used cash of $231,464 as compared to the six months ended June 30, 2008, where we used cash of $636,403 in operating activities. The cash used by operating activities for the six months ended June 30, 2009 was due primarily to compensation expense. The cash used in operating activities for the six months ended June 30, 2008 was also primarily related to compensation expense.

We had a net increase in cash of $2,709 for the period ended June 30, 2009. Cash flows from financing activities represented the Company’s principal source of cash for the six month period ended June 30, 2009. Cash flows from financing activities during the six month ended June 30, 2009 were $234,172 consisting of proceeds in the amount of $122,700 from the issuance of stock and $111,472 of proceeds from notes payable. During the six months ended June 30, 2008, we received $760,758 from financing activities from the issuance of common stock, options and notes payable.

We acquired certain online assets during the six month period ended June 30, 2008 of $120,000 and assumed liabilities of $5,157. We paid $40,000 in cash and issued a note payable of $80,000. Capital expenditures in the past were incurred primarily for computers and software used for the Company’s operations (See note 3 of financial statements for the year ended December 31, 2008).

During 2009, 5 promissory notes totaling $210,000 were issued. $191,363 in interest expense was accrued during the period. On June 5, 2009 two promissory notes totaling $60,000 were converted to equity at a rate of $.025 per share. At June 30, 2009, $150,000 was owed on the three remaining notes and $191,363 had been recorded in interest expense on these notes.

As of December 31, 2008, total current assets were $7,733 which consisted of $958 of cash, $473 of inventory and $6,302 of prepaid expenses.

As of December 31, 2008, total current liabilities were $888,132, which consisted of $171,657 of accounts payable expenses, $225,929 of accrued interest expenses, loan payable obligations of $400,499, and $3,075 of other miscellaneous current liabilities.

As of December 31, 2007, total current liabilities were $277,976, which consisted of $69,262 of accounts payable expenses, $178,714 of accrued payroll expenses, and loan payable obligations of $30,000.

We had negative net working capital of $880,399 as of December 31, 2008, compared to negative net working capital of $273,024 as of December 31, 2007.

During the year ended December 31, 2008, operating activities used cash of $469,287 as compared to the year ended December 31, 2007, where we used cash of $516,976 in operating activities. The cash used by operating activities for the year ended December 31, 2008 was due primarily to compensation expense. The cash used in operating activities for the year ended December 31, 2007 was also primarily related to compensation expense.

We had a net decrease in cash of $568 for the year ended December 31, 2008. Cash flows from financing activities represented the Company’s principal source of cash for the twelve month period ended December 31, 2008. Cash flows from financing activities during the year ended December 31, 2008 were $688,469 consisting of proceeds in the amount of $388,970 from the issuance of stock and $351,499 of proceeds from notes payable. During the fiscal year ended December 31, 2007, we received $771,152 from financing activities from the issuance of common stock and options.

We acquired certain online assets during the twelve month period ended December 31, 2008 of $120,000 and assumed liabilities of $5,157. We paid $40,000 in cash and issued a note payable of $80,000. The outstanding portion of this note was retired in February 2009. Capital expenditures in the past were incurred primarily for computers and software used for the Company’s operations.

Off-Balance Sheet Arrangements

None

Recent Accounting Pronouncements

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1, which is effective for annual reporting periods ending after December 15, 2008, did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP SFAS 157-4, “Determining Whether a Market Is Not Active and a Transaction Is Not Distressed,” (“FSP FAS 157-4”). FSP FAS 157-4 provides guidelines for making fair value measurements more consistent with the principles presented in SFAS 157. FSP FAS 157-4 provides additional authoritative guidance in determining whether a market is active or inactive, and whether a transaction is distressed, is applicable to all assets and liabilities (i.e. financial and nonfinancial) and will require enhanced disclosures. This standard is effective for periods ending after June 15, 2009. The Company is evaluating the impact that this standard will have on the Company’s financial position and results of operations.

In April 2009, the FASB issued FSP SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments in interim as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements. This standard is effective for periods ending after June 15, 2009. The Company is evaluating the impact that this standard will have on the Company’s financial position and results of operations.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company adopted the provisions of FSP 157-3, which did not impact the Company’s financial position or results of operations.

May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (“SFAS No. 163”). SFAS No. 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS No. 163 on its financial statements but does not expect it to have an effect on the Company’s financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial position.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, and SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements. SFAS No. 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity at their fair values on the acquisition date, with goodwill being the excess value over net identifiable assets acquired. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We do not expect the adoption of SFAS No. 141 (R) and SFAS No. 160 will have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP N. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP No 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We do not expect the adoption of FSP No. 142-3 will have a material impact on our financial statements.

In June 2008, the FASB ratified the consensus reached on EITF Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF Issue No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. EITF Issue No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption for an existing instrument is not permitted. We do not expect the adoption of EITF Issue No. 07-05 will have a material impact on our consolidated financial statements.

MANAGEMENT

Executive Officers and Directors. As of September 30, 2009, the directors and executive officers of the Company were:

Name	Age	Principal Position	Appointment date

Thomas Morrow	46	Chairman, CEO	October 17, 2005
David Nicholson	48	Director	October 17, 2005
Kenneth Lydecker	59	Director	July 1, 2006
Tony Langford	44	Chief Financial Officer	September 14, 2009

Thomas Morrow is the Chairman & CEO of Home School, a position he has held since its inception in October of 2005. Prior to that, he served as the interim Director of Internal Audit for the Metropolitan Division of the Salvation Army from March to October, 2005, continuing that role part time up to July, 2006 until a permanent candidate could be hired and trained. Prior to that, he was the Managing Director of the North Chicago Commercial Complex, a proposed technology-focused real estate project in Lake County, Illinois from February of 2002 through March of 2005. Prior to this project, Mr. Morrow consulted with Arthur Andersen and led three earlier startup companies. He holds a BA and an MBA from the University of Illinois, and is a Chartered Financial Analyst and a Certified Managerial Accountant.

David Nicholson is a Director of Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from Uppsala College and is a Certified Life Underwriter.

Kenneth Lydecker is a Director of Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from DePaul University and is a Certified Life Underwriter.

Tony Langford is the Chief Financial Officer of the company. Prior to this current position, he served as a technology consultant with Spherion Corporation from January 2007 through August 2008 and was assigned to projects within the global information technology organization of an insurance-based financial services provider which is based in the EU. Prior to that, he held the position of Director of Information Technology with Siemens Medical Solutions, USA. from July 2001 through October 2006. He also held positions within the accounting department at ADP Dealer Services Division from 1991-1993 and was an auditor for the accounting firm of Altschuler, Melvoin & Glasser from 1989 -1991. Mr. Langford is a Certified Public Accountant in the State of Illinois and is a member of the American Institute of Certified Public Accountants (AICPA) and the Illinois CPA Society (ICPAS). Mr. Langford was awarded his Bachelors of Science in Commerce from DePaul University, Chicago, IL in 1989.

Independence

Mr. Morrow is the Chairman and CEO of the Company and therefore is not an independent Board Member according to the standards of the NASDAQ.

Mr. Nicholson is an independent Board Member according to the standards of the NASDAQ, having received no salary, payment, or other pecuniary benefit from the Company other than that compensation directly related to his Board service. He has no business relationship with the Company other than as a shareholder, nor does any member of his family have such a relationship.

Mr. Lydecker is an independent Board Member according to the standards of the NASDAQ, having received no salary, payment, or other pecuniary benefit from the Company other than that compensation directly related to his Board service. He has no business relationship with the Company other than as a shareholder, nor does any member of his family have such a relationship.

Terms of Service

Directors serve for one year; the entire Board is subject to re-election by the shareholders each December and the new Board is seated in January. Directors can serve an unlimited number of consecutive terms.

Family Relationships

None.

Involvement in Legal Proceedings

No bankruptcy petition has been filed by or against any business of which any of Home School Holdings’ directors or executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director or executive officer of Home School Holdings has been convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director or executive officer of Home School Holdings has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director or executive officer of Home School Holdings has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2007.

Code of Ethics

We have adopted a Code of Ethical Conduct Policy (“Code of Ethics”) that applies to all employees, officers and directors, including the Chairman and Chief Executive Officer. The Code of Ethics is attached hereto and filed herewith as Exhibit 14.1 to this registration statement.

Audit Committee

The Board of Directors has a standing Audit Committee. The Audit Committee reviews with our independent public accountants the scope and timing of the accountants’ audit services and any other services they are asked to perform, the auditor’s report on our financial statements following completion of the audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee met four times during the fiscal year ended December 31, 2008.

Audit Committee Financial Expert

Our Board of Directors has determined it has at least one audit committee financial expert serving on its audit committee, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The name of such financial expert is Mr. Kenneth Lydecker and he is an independent director.

Executive Compensation

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists primarily of base salary and equity in the form of stock options. There is no bonus plan, retirement plan, long-term incentive plan or other such plans. The Company is a development stage company with limited revenue. As such we have not yet obtained a consistent revenue stream with which to fund employee salaries and bonus plans. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

Our named executive officers receive base salaries commensurate with their roles and responsibilities. We have no applicable employment agreements. Base salaries and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers in 2008 are reflected in the Summary Compensation Table below.

Stock-Based Awards

We issued stock options to Directors in January, 2008 as compensation for exceptional performance during 2007. These awards were not part of an existing plan. These awards were approved as one-time events. As detailed below, our CEO currently receives options in lieu of cash compensation for a portion of his salary to preserve cash. This arrangement is expected to endure until the end of 2009. The stock options issued are American style options which are awarded at the current stock price as of the date of issuance and are exercisable until the last day of the fiscal year subsequent to their issuance.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

Historically, we have not provided our named executive officers with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

Compensation of Our Board of Directors

Equity Compensation

The Company compensates the members of its Board through equity compensation only and does not pay perquisites or any cash compensation. Directors receive quarterly grants of $3,000 in shares of our common stock. The stock vests immediately upon issuance.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services performed for us during 2006, 2007, and 2008 in all capacities. The stock options issued are American style options which are awarded at the current stock price as of the date of issuance and are exercisable until the last day of the fiscal year subsequent to their issuance. Options issued in 2006 and 2007 have expired. Options issued in 2008 expire 12/31/09 and options issued in 2009 expire 12/31/10.

Summary Compensation Table

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(5)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

CEO Thomas Morrow(3)	2006	$77,000	$0	$13,500	$144,000	$0	$0	$0	$234,500
	2007	$70,000	$0	$18,000	$19,286	$0	$0	$0	$107,286
	2008	$56,000	$0	$18,000	$779,350	$0	$0	$0	$853,350

(1)

Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006, 2007 and 2008 in connection with the vesting of shares of common stock that were issued upon exercise of stock options prior to the vesting date of such options.

(2)

Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006, 2007 and 2008 in connection with the vesting of outstanding options to purchase shares of our common stock.

(3)

Mr. Morrow became our Chief Executive Officer in October 2005. Mr. Morrow was the only executive officer of the Company during the years 2005, 2006, 2007 and 2008. Mr. Morrow also serves as Chairman, Principal Financial Officer and Principal Accounting Officer.

(4)	Mr. Morrow also received compensation as a director for which he received $18,000 in common stock and $240,303 in the form of stock options in 2008.
(5)	These stock awards are entirely related to Mr. Morrow’s service on the Board of Directors as its Chairman.

Outstanding Equity Awards at December 31, 2008

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers for 2007 and 2008 that remain outstanding as of December 31, 2008. All of the options in this table are exercisable at any time.

		Option awards				Stock Awards

Name		Number of securities underlying unexercised options(#) exercisable (1)(2)	Number of securities underlying unexercised options(#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares of stock that have not vested (#)	Market Value of Shares of stock that have not vested ($)

Thomas Morrow	2008	46,649,520	0—	0.03	12/31/09	0—	0—

(1)	All of the options currently held by Mr. Morrow are exercisable but none were exercised during 2007 or up through December 31, 2008.
(2)	All options and restricted stock issued to Mr. Morrow vest immediately upon issuance.

Director Compensation

The Company compensates the members of its Board through equity compensation only and does not pay perquisites or any cash compensation. Directors receive quarterly grants of $3,000 in shares of our common stock; the Chairman receives $4,500 in shares of our common stock. The stock vests immediately upon issuance. Each Director has receives such compensation for attending quarterly board meetings and in the event that a director does not attend they are not compensated for that meeting.

DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Name (a)	(b)	(c)	(d)	(e)	(f)	(g)	(j)

Thomas Morrow	—	$18,000	$240,303				$258,303
Christopher Davies	—	$12,000	$144,182				$156,182
Ken Lydecker	—	$12,000	$144,182				$156,182
David Nicholson	—	$12,000	$144,182				$156,182
James Treleaven	—	$12,000	—				$12,000
Perry Marshall	—	$6,000	—				$6,000

Employment Agreements

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The total shares, options exercisable within 60 days and shares available pursuant to conversion of convertible debt are aggregated by individual and divided by sum of the total shares outstanding plus the total options exercisable within 60 days plus the total number of shares potentially arising from the conversion of all convertible debt of the Company. This provides each individual’s ownership percent. These percents are then summed to arrive at the beneficial ownership of the Officers and Directors as a group.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on 300,880,382 issued and outstanding shares of common stock as of July 30, 2009 by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Home School Holdings, Inc. 2700 South River Road Suite 106, Des Plaines, Illinois 60018. The table below is set forth as of September 30, 2009 and represents pre-offering holdings.

Name and Address of Beneficial Owner	Title	Beneficially Owned		Percent of Class Beneficially Owned

Directors and Executive Officers

Thomas Morrow	President and Chief Executive Officer	202,242,431	(1)	51.1%

David Nicholson	Director	52,803,260	(2)	13.3%

Kenneth Lydecker	Director	30,717,540	(3)	7.8%

Tony Langford	CFO	3,861,749	(4)	1.0%

Officers and Directors as a Group
(total of 4 persons)		289,624,980		73.1%

5% or more Stockholders

Bebe North		23,176,660	(5)	5.9%

(1)	This includes 51,258,491 shares underlying options held by Mr. Morrow
(2)	This includes 0 shares underlying options held by Mr. Nicholson
(3)	This includes 16,200,000 shares underlying options held by Mr. Lydecker
(4)	This includes 2,619,369 shares underlying options held by Mr. Langford

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the months of January to June, 2009, one of the Company’s principal stockholders, Kenneth Lydecker, loaned $10,000 to the Company in exchange for a note payable. The note has an interest rate of 6%, is unsecured and due on demand. As of June 30, 2009 the note has an outstanding balance, including accrued interest, of $10,263. There are no understandings or arrangements regarding the repayment of this loan.

During 2008, the Company’s three principal stockholders, Thomas Morrow, David Nicholson and Kenneth Lydecker, each loaned cash to the Company in exchange for a note payable. Each note has an interest rate of 1%, is unsecured and due on demand. There are no understandings or arrangements regarding the repayment of this loan. Mr. Morrow loaned $26,499 in consideration for his note which had a balance, including accrued interest, of $26,854 as of June 30, 2009. Mr. Nicholson loaned $15,000 in consideration for his note which had a balance, including accrued interest, of $15,168 as of June 30, 2009. Mr. Lydecker loaned $10,000 in consideration for his note which had a balance, including accrued interest, of $10,121 as of June 30, 2009.

On January 16, 2008, shareholders Mr. and Mrs. Michael North loaned the Company $300,000. This loan bears interest at 5%, per month and is unsecured and is due on demand. The interest and principal of this loan is convertible to equity at a price of $0.03 per share at the lender’s discretion. There are no unstated rights or privileges associated with this loan. As of June 30, 2009 the loan has an outstanding balance, including accrued interest, of $562,742.

On September 28, 2007, the Company’s two principal shareholders and officers, Thomas Morrow and David Nicholson, agreed to the conversion into common stock of their existing outstanding debt owed by the Company. Mr. Morrow’s loan of $150,000 was converted into 13,500,000 shares. Mr. Nicholson’s loan of $20,000 was converted into 1,800,000 shares. The debt was converted at a split-adjusted share price of $0.011 to reflect the share price that adhered at the time the loans were extended. No other rights or privileges were extended or consideration provided as inducement to this conversion.

Related Person Transactions Policy

The Company’s Related Person Transactions Policy sets forth the procedures governing the review and approval or ratification of transactions between the Company, on the one hand, and (i) an executive officer, (ii) director, (iii) an immediate family member of an executive officer or director; (iv) any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in categories (i), (ii), (iii) (iv) and (v) are collectively referred to as “Related Persons”.

          This Policy applies to all related person transactions, and under the Policy a “related person transaction” is any transaction:

•	In which the Company was or is to be a participant;

•	In which the amount exceeds $120,000;

•	In which any Related Person had, or will have a direct or indirect material interest;

•	Including any contribution of $120,000 or more to a charitable organization of which a Related Person is a trustee, director, executive officer or has a similar relationship.

          No Related Person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company. Unless different terms are specifically approved or ratified by the Board, any approved or ratified transaction must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Board for review and pre-approval or ratification.

FINANCIAL STATEMENTS OF HOME SCHOOL, INC.
(A DEVELOPMENT STAGE COMPANY)

PAGE	36	REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	37	BALANCE SHEETS AS OF DECEMBER 31, 2008 AND 2007

PAGE	38	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007, AND THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO DECEMBER 31, 2008

PAGE	39	STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY FOR THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO DECEMBER 31, 2008

PAGE	40	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007, AND THE PERIOD FROM OCTOBER 17, 2005 (INCEPTION) TO DECEMBER 31, 2008

PAGES	41-49	NOTES FOR THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Home School, Inc.
Des Plaines, IL

We have audited the accompanying balance sheet of Home School, Inc. (a development stage enterprise) (the “Company”) as of December 31, 2008 and 2007, and related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and for the period October 17, 2005 (inception) thru December 31, 2008. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home School, Inc. (a Delaware corporation) as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended, and for the period October, 2005 (inception) thru December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 9, the Company has been in the development stage since its inception (October, 2005) and continues to incur significant losses. The Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lake & Associates CPA’s LLC

Lake & Associates, CPA’s LLC
Schaumburg, Illinois
July 20, 2009

1905 Wright
Blvd. Schaumburg IL 60193
847-524-0800
Fax 847-524-1655

Home School, Inc.
(a development stage company)
BALANCE SHEETS

	December 31, 2008	December 31, 2007

ASSETS
Current Assets
Cash	$958	1,526
Inventory	473	—
Prepaid Expenses	6,302	3,426

TOTAL CURRENT ASSETS	7,733	4,952

Equipment, net of accumulated depreciation of $3,742 and $1,268 respectively	5,646	6,326
Website, net of accumulated amortization of $424,629 and $122,247 respectively	507,309	501,579

Other Assets
Deposits	2,780	2,780

TOTAL ASSETS	$523,468	$515,637

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES

Accounts Payable	$131,673	69,262
Accounts Payable--Related Party	39,984	—
Accrued Payroll	86,972	178,714
Accrued Interest--Convertible Note Stockholder	225,929	—
Deferred Revenue	375	—
Prepaid Advertising	2,700	—
Note Payable	40,000	—
Convertible Notes Payable--Stockholder	300,000	—
Loans Payable - Related Party	60,499	30,000

TOTAL CURRENT LIABILITIES	888,132	277,976

STOCKHOLDERS’ EQUITY / (DEFICIT)

Common Stock - Par value $0.001;
Authorized: 500,000,000
Issued and Outstanding: 289,700,685 and 273,711,465 in 2008 and 2007, respectively.	289,700	273,711
Additional Paid-In Capital	3,782,303	1,810,096
Shareholder Receivable	(1,000)	(10,000)
Deficit accumulated during development stage	(4,435,667)	(1,836,146)

Total Stockholders’ Equity / (Deficit)	(364,664)	237,661

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$523,468	$515,637

The accompanying notes are integral parts of these financial statements.

Home School, Inc.
(a development stage company)
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the period October 17, 2005 (inception) to
	2008	2007	December 31, 2008

Revenue - Product Sales, net	$58,793	$16,211	$75,004
Revenue - Advertising	13,971	$1,427	$15,398

Total Revenue	$72,764	$17,638	$90,402

Cost of Revenue - Product Sales	40,930	11,563	$52,493
Cost of Revenue - Advertising	—	—	—

Total Cost of Revenue	40,930	11,563	52,493

Gross Profit	31,834	6,075	37,909

Professional Fees	91,926	94,049	370,475
Board Compensation	744,848	78,000	866,348
Development Expenses	—	67,656	67,656
Depreciation and Amortization	299,857	127,913	428,371
Marketing	90,429	107,288	197,717
Employee Compensation	983,205	509,858	1,923,119
General and Administrative	119,103	63,663	318,032

Total Operating Expenses	2,329,368	1,048,427	4,171,718

Loss from Operations	(2,297,534)	(1,042,352)	(4,133,809)

Interest Income	153	129	282
Interest Expense	(302,140)	—	(302,140)

Total Other Income/Expense	(301,987)	129	(301,858)

Provision for Income Taxes	—	—	—

Net Loss	$(2,599,521)	$(1,042,223)	$(4,435,667)

Net Loss Per Share - basic and diluted	**	**

Weighted average number of shares outstanding during the period - basic and diluted	283,095,125	246,245,098

** Less then $.01

The accompanying notes are an integral part of these financial statements.

Home School, Inc.
(a development stage company)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
From inception (October 17, 2005) through December 31, 2008

	Common stock $0.001 Par Value		Additional paid-in capital	Shareholder Receivable	Deficit Accumulated during the Development Stage	Total Stockholder’s Equity (Deficiency)
	Shares	Amount

Shares issued to founders	180,000,000	$180,000	$(80,000)	$—	$—	100,000
Net Loss					(100,000)	(100,000)

Balance, December 31, 2005	180,000,000	180,000	(80,000)	—	(100,000)	—
Shares issued for cash ($0.01 per share)	18,000,000	18,000	182,000	—	—	200,000
Shares issued for cash ($0.03 per share)	7,324,080	7,324	161,708	—	—	169,032
Shares issued for cash ($0.02 per share)	2,470,000	2,470	52,098	—	—	54,568
Shares issued for board compensation ($0.01 per share)	945,000	945	9,555	—	—	10,500
Shares issued for board compensation ($0.02 per share)	495,000	495	10,505	—	—	11,000
Shares issued for board compensation ($0.03 per share)	880,020	880	21,120	—	—	22,000
Shares issued for employee services ($0.02 per share)	15,705	16	329	—	—	345
Shares issued for employee services ($0.03 per share)	501,300	501	12,032	—	—	12,533
Shares issued for services ($0.01 per share)	12,600,000	12,600	127,400	—	—	140,000
Shares issued for consulting services ($0.02 per share)	900,000	900	19,100	—	—	20,000
Shares issued for consulting services ($0.03 per share)	800,000	800	19,200	—	—	20,000
Options issued for employee services			204,816	—	—	204,816
Net loss, December 31, 2006	—	—	—	—	(693,923)	(693,923)

Balance, December 31, 2006	224,931,105	224,931	739,863	—	(793,923)	170,871
Shares issued for cash ($0.03 per share)	18,606,000	18,606	522,546	—	—	541,152
Shares issued cash ($0.01/share)	8,100,000	8,100	81,900	—	—	90,000
Shares issued for board compensation ($0.03 per share)	2,457,000	2,457	75,543	—	—	78,000
Shares issued for employee services ($0.03 per share)	662,940	663	16,039	—	—	16,702
Shares issued for employee services ($0.01 per share)	2,622,420	2,622	26,516	—	—	29,138
Shares issued for consulting services ($0.03 per share)	1,032,000	1,032	33,368	—	—	34,400
Shares issued for debt ($0.03 per share)	15,300,000	15,300	154,700	—	—	170,000
In-kind contribution of interest	—	—	1,900	—	—	1,900
Options issued for website development ($0.03 per share)			102,676	—	—	102,676
Options issued for employee services			55,045	—	—	55,045
Due From Shareholder				(10,000)	—	(10,000)
Net Loss, December 31, 2007	—	—	—	—	(1,042,223)	(1,042,223)

Balance, December 31, 2007	273,711,465	273,711	1,810,096	(10,000)	(1,836,146)	237,661
Shares issued for cash ($0.03 per share)	11,669,220	11,669	377,301	—	—	388,970
Shares issued for interest on note ($0.03 per share)	2,160,000	2,160	69,840	—	—	72,000
Shares issued for board compensation ($0.03 per share)	2,160,000	2,160	69,840	—	—	72,000
In-kind contribution of interest	—	—	3,661	—	—	3,661
Options issued for employee services			1,294,065	—	—	1,294,065
Options issued for deferred compensation ($0.03 per share)			157,500	—	—	157,500
Receivable Collected from Shareholder				9,000	—	9,000
Net Loss, December 31, 2008	—	—	—		(2,599,521)	(2,599,521)

Balance, December 31, 2008	289,700,685	289,700	3,782,303	(1,000)	(4,435,667)	(364,664)

The accompanying notes are an integral part of these financial statements.

Home School, Inc.
(a development stage company)
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,		For the period 10/17/05 (inception) to
	2008	2007	12/31/08

Cash Flows Used in Operating Activities:
Net Loss	(2,599,521)	(1,042,223)	(4,435,667)
Adjustments to reconcile net loss to net cash used in operations
Depreciation/Amortization	299,857	127,913	428,371
In-kind contribution of interest	3,661	1,900	5,561
Start-up expenses	—	—	100,000
Shares issued for services	—	80,241	273,118
Shares issued for interest	72,000	—	72,000
Stock options issued for services	1,294,065	55,045	1,553,926
Shares issued for board comp	72,000	78,000	193,500
(Increase) Decrease in:			—
Prepaid Expenses	(2,876)	709	(6,302)
Inventory	(473)	—	(473)
Deferred Revenue	(2,082)	—	(2,082)
Deposits		—	(2,780)
Accrued interest	225,929	—	225,929
Accrued payroll	65,758	122,175	244,471
Accounts Payable	62,411	59,264	131,673
Accounts Payable--Related Party	39,984	—	39,984

Net Cash Used In Operating Activities	(469,287)	(516,976)	(1,178,771)

Cash Flows From Investing Activities:
Payments for Equipment & Website Development	(219,750)	(359,239)	(753,493)

Net Cash Used In Investing Activities	(219,750)	(359,239)	(753,493)

Cash Flows From Financing Activities:
Proceeds from Sale of Stock	388,970	641,152	1,443,722
Decrease (Increase) of shareholder receivable	9,000	(10,000)	(1,000)
Proceeds from Notes Payable - Stockholder	300,000	—	300,000
Proceeds from Convertible Note Payable - Related Party	51,499	340,000	451,500
Repayment of Notes Payable - Related Party	(21,000)	(200,000)	(221,000)
Repayment of Notes Payable	(40,000)	—	(40,000)

Net Cash Provided by Financing Activities	688,469	771,152	1,933,222

Net Increase (Decrease) in Cash	(568)	(105,063)	958

Cash at Beginning of Period	1,526	106,589	—

Cash at End of Period	958	1,526	958

Supplemental disclosure of cash flow information:

Cash paid for interest	550	—	550

Cash paid for taxes	—	—	—

Supplementary disclosure of non-cash items:

During 2007, $170,000 of loans payable were converted to common stock.
During 2008, an $80,000 note was exchanged for a website with $5,157 of deferred revenue.
          Also in 2008, $157,500 of deferred compensation was settled through the issuance of options.

The accompanying notes are integral parts of these financial statements.

Home School Holdings, Inc.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2008

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Organization

Home School, Inc. (a development stage company) (“the Company”) was incorporated in the State of Delaware on October 17, 2005. The Company is engaged in e-commerce and online K-12 instruction for home educating families world-wide.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for financial information.

Activities during the development stage include developing the business plan and raising capital. We are a development stage enterprise and, as such, our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt or equity financing. We have yet to generate a positive internal cash flow, and until meaningful sales of our products begin, we are dependent upon debt and equity funding.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes. Amounts received in advance for subscription services, are deferred and recognized as revenue over the subscription term.

The Company recognizes advertising revenue as earned on a per-impression basis. As traffic moves through websites and pages are served, the contract amount is recognized as revenue. “Impressions” are defined as the number of times a user requests a page on our websites.

Shipping and Handling Costs

Amounts billed to customers in sales transactions related to shipping and handling represent revenues earned for the goods provided and are included in sales. Costs of shipping and handling are included in the cost of goods sold.

Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for website maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of five years.

Website

Website assets acquired or developed for online delivery are amortized using the straight-line method over three years. Costs incurred in the planning stage and to operate the site are expensed as incurred while costs of developing applications and infrastructure are capitalized in accordance with the Statement of Financial Accounting Standards No. 86. The website became available to the public on January 16, 2007 with the launch of the online planner. Subsequent enhancements included the 1st e-commerce element in summer of 2007, further enhancements to the community elements in early 2008, the 2nd e-commerce element in spring of 2008, and the addition of the content and functionality of homeschoolreviews.com in February, 2008.

As of December 31, 2008 the web site had a gross carrying amount of $931,938 and accumulated amortization of $424,629. Amortization expense for the period of January 1, 2008 through December 31, 2008 was $297,383. Amortization expense for the period of January 1, 2007 through December 31, 2007 was $127,247.

Research and Development Costs

All research and development costs are expensed as incurred in accordance with SFAS No. 2. No research and development charges have been incurred for the period ended December 31, 2008. Research and development expenses for the period ended December 31, 2007 were $67,656

Prepaid Expenses

Prepaid expenses include prepayments for insurance coverage and advertising that occurred after the balance sheet date.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs charged to operations for the year ended December 31, 2008 and 2007 and the period October 17, 2005 (Inception) to December 31, 2008 amounted to $90,429, $107,288 and $197,718, respectively.

Inventories

The Company’s inventories consist of $473 of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis

Stock Compensation

The Company adopted SFAS No. 123R, Share-Based Payment(“SFAS 123R”), which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services to employees and non employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model. The measurement date of the fair value of equity instruments issued to non-employees is the earlier of the date on which the counter-party’s performance is complete or the date on which it is probable that performance will occur.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable and loans and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Loss Per Share

Basic loss per share is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. As of December 31, 2008 and 2007, there were 70,949,520 and 16,428,600 common shares issuable upon the exercise of stock options. As of December 31, 2008, there were 15,777,881 common shares issuable upon conversion of debt and accrued interest. These shares were not included in the computation of loss per share because their inclusion is anti-dilutive.

Stock Splits

During 2006, the Company’s stockholders approved a forward stock split of ten thousand for one, in which each stockholder of record received ten thousand common shares in exchange for each share of their currently issued common stock. Subsequently, On April 4, 2008, the Company’s stockholders approved a forward stock split of one hundred eighty for one, in which each stockholder of record received one hundred eighty common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock splits.

Recent Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial position.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, and SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements. SFAS No. 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity at their fair values on the acquisition date, with goodwill being the excess value over net identifiable assets acquired. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We do not expect the adoption of SFAS No. 141 (R) and SFAS No. 160 will have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP N. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP No 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We do not expect the adoption of FSP No. 142-3 will have a material impact on our financial statements.

In June 2008, the FASB ratified the consensus reached on EITF Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF Issue No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. EITF Issue No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption for an existing instrument is not permitted. We do not expect the adoption of EITF Issue No. 07-05 will have a material impact on our consolidated financial statements.

NOTE 2 INCOME TAXES

We have sustained net operating losses since inception. The tax effects of significant items comprising our net deferred tax asset and the related valuation allowance as of December 31, 2008, and December 31, 2007, are as follows:

	The Year ended December 31

	2008	2007

Deferred Tax Assets
Federal	$836,659	$443,663
State	$119,523	$63,380

Total	$956,182	$507,043
Valuation Allowance	(956,182)	$(507,043)

Due to our operating loss and lack of operating experience, a valuation allowance was provided for our net deferred tax assets at December 31, 2008, and December 31, 2007.

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows:

	The Year ended December 31

	2008	2007

Rate Reconciliation
Expected expense / (benefit) at Federal Statutory Rate	(35)%	(35)%
State tax benefit, net of Federal Benefit	(5)%	(5)%
Stock based compensation	20%	5%
Valuation allowance	20%	35%

Expected tax rate	0%	0%

As of December 31, 2008, the Company has a net operating loss carry forward of $3,275,956 available to offset future taxable income through 2027. The valuation allowance at December 31, 2008 was $956,182. The increase in the valuation for the year was $449,139. As of December 31, 2007, the Company has a net operating loss carry forward of $2,319,413 available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was $507,043. The increase in the valuation allowance for the year ended December 31, 2007 was $365,059.

Deferred Tax Assets

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	The Year ended December 31

	2008	2007

Deferred Tax Assets
Net Operating Losses	$877,795	$423,177
Depreciation	$78,387	$20,866
Deferred Compensation	$0	$63,000

Total Deferred Tax Assets	$956,182	$507,043
Net Tax Assets	$(956,182)	$(507,043)

Uncertain Tax Positions

The following table summarizes the activity related to our gross unrecognized tax benefits from January 1, 2007 to December 31, 2008:

Balance as of January 1, 2007	$265,936
Increases Related to Current Year Tax Positions	$166,652
Balance as of December 31, 2007 and 2008	$432,588

Our 2005 to 2008 tax years remain subject to examination by the IRS for Federal tax purposes.

NOTE 3 WEBSITE ACQUISITION

On January 28, 2008, the Company acquired the assets of HomeSchoolReviews.com. The purchase price of $125,157 included a seller note of $80,000 and deferred revenue of $5,157. The purchase price was allocated in its entirety to the website as no other significant assets were identified.

NOTE 4 STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Cash

During the months of January—April, June, August, September and November 2008, the Company issued 11,669,220 shares of common stock for cash of $377,301 ($0.03 per share)

During the month of January 2007, the Company issued 270,000 shares of common stock for cash of $9,000 ($0.03 per share)

During the months of March, April and September 2007, the Company issued 11,052,000 shares of common stock for cash of $307,001 ($0.03 per share)

During the months of October—December 2007, the Company issued 7,284,000 shares of common stock with options for cash of $225,152 ($0.03 per share)

In June 19, 2007, the Company issued 8,100,000 shares of common stock for cash of $90,000 ($0.01 per share) upon the exercise of options.

During the months of April—December 2007, the Company issued 2,622,420 shares of common stock for employee services with a fair market value of $29,138 ($0.01 per share)

During the months of January—August 2007, the Company issued 662,940 shares of common stock for employee services with a fair market value of $16,702 ($0.03 per share)

During the months April—June 2006, the Company issued 18,000,000 shares of common stock for cash of $200,000 ($0.01 per share)

During the months of October—December 2006, the Company issued 7,324,080 shares of common stock for cash of $169,032 ($0.03 per share)

During the months of August and November 2006, the Company issued 2,470,000 shares of common stock for cash of $54,568 ($0.02 per share)

During the months of August—December 2006, the Company issued 501,300 shares of common stock for employee services with a fair market value of $12,533 ($0.03 per share)

During the months of May—August 2006, the Company issued 15,705 shares of common stock for employee services with a fair market value of $345 ($0.02 per share)

(B) Stock Issued for Services

During all of 2008, the Company issued 2,160,000 shares of common stock for board compensation with a fair market value of $72,000 ($0.03 per share)

During the months of April, July—October, December 2007, the Company issued 2,622,420 shares of common stock for services with a fair market value of $29,138 ($0.01 per share)

During the months of October and December 2007, the Company issued 1,032,000 shares of common stock for services with a fair market value of $34,400 ($0.03 per share)

During all of 2007, the Company issued 2,457,000 shares of common stock for board compensation with a fair market value of $78,000 ($0.03 per share)

On December 31, 2006, the Company issued 900,000 shares of common stock for services with a fair market value of $20,000 ($0.02 per share)

During February and July 2006, the Company issued 12,600,000 shares of common stock for services with a fair market value of $140,000 ($0.01 per share)

During April—June 2006, the Company issued 945,000 shares of common stock for board compensation with a fair market value of $10,500 ($0.01 per share)

During July and August 2006, the Company issued 495,000 shares of common stock for board compensation with a fair market value of $11,000 ($0.02 per share)

During September—December 2006, the Company issued 880,020 shares of common stock for board compensation with a fair market value of $22,000 ($0.03 per share)

During December 2006, the Company issued 800,000 shares of common stock for board compensation with a fair market value of $20,000 ($0.03 per share)

During 2005, the Company issued 180,000,000 shares of common stock for incorporation expenses with a fair market value of $100,000 ($0.00 per share).

(C) Stock Issued for Interest Expense

During all of 2008, the Company issued 2,160,000 shares of common stock for the interest expense on a note payable relating to the purchase of Home School Reviews in the amount of $72,000 ($0.03 per share)

(D) Stock Issued for Debt

On September 28, 2007, the Company issued 15,300,000 shares of common stock in consideration for payment of a related party loan of $170,000 ($.01 per share). See note 6.

(E) Stock Options Issued for Services

The Company has issued options of the Company having a variety of exercise prices generally equal to the share price at the time of issuance; in 2008, however, certain options were granted with exercise prices less than the share price at the time of issuance. The options vest immediately. During the years ended December 31, 2008 and 2007, and the period October 17, 2005 (Inception) to December 31, 2008 the Company recorded compensation expense at of $1,294,065, $55,045 and $1,553,926, respectively, with an offsetting credit to additional paid-in capital. The Company has valued these options at their fair value using the Black-Scholes option pricing method. The assumptions used were as follows:

Options Issued During or Before 2007

Expected life	1-2.5 years
Expected volatility	100%
Risk free interest rate	3.26% - 4.91%
Expected dividends	0%
Weighted average grant date fair value	$0.017

Options Issued 2008

Expected life	1-2 years
Expected volatility	100%
Risk free interest rate	0.37% - 3.11%
Expected dividends	0%
Weighted average grant date fair value	$0.016

The assumptions were arrived at in the following manner: Expected life is simply the actual time until expiration. Expected volatility was selected by first deriving a simple average implied volatility from a portfolio of small public educational product and service companies and then multiplying this result by 1.5 to recognize the Company’s earlier stage of development. The risk free rate was sourced from the US Treasury’s website, and dividends are not being paid.

The following tables summarize all stock option grants to employees and consultants as of December 31, 2008, and the related changes during this period are presented below.

Of the total options granted, all 69,949,520, are fully vested, exercisable and non-forfeitable.

The total grant date fair value of stock options granted during 2008, 2007, and the period October 17, 2005 to December 31, 2008 was $1,451,565, $157,721, and $1,814,102. Included in these amounts are $102,676 of options capitalized in the website in 2007.

	Number of Options	Weighted Average Exercise Price

Balance at December 31, 2007	16,428,600	$0.03

Granted	90,287,041	$0.03

Exercised	0	$0.00

Expired or Forfeited	36,766,121	$0.03

Balance at December 31, 2008	69,949,520	$0.03

Options exercisable at December 31, 2008	69,949,520	$0.03

Weighted average fair value of options granted during 2008		$0.016
Intrinsic value of options exercised during 2007		$178,200
Aggregate intrinsic value of options at December 31, 2008		$0
Total fair value of options vested		$940,992.32

December 31, 2008 Options Outstanding				Options Exercisable

Range of Exercise Price	Number Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price

$ 0.03	69,949,520	1.00	$0.03	69,949,520	$0.03

NOTE 5 CONVERTIBLE NOTES PAYABLE—STOCKHOLDER

During 2008, a stockholder loaned $300,000 to the Company in exchange for a convertible note payable. The note bears interest at the rate of 60% annually, is unsecured and due on demand; the note is due now but repayment has not been demanded. The note is fully convertible to common stock of the Company at $0.03 per share. The convertible note conversion price is fixed and was equal to the fair value on the date of grant and no beneficial conversion was recorded. At December 31, 2008, the Company had accrued $225,929 in interest expense relating to this note. The interest rate is incomparable to any lending market known to us; development stage companies are typically regarded as uncreditworthy by traditional lenders and, as such, there is no market or availability of funds at any price. The note was originally intended to be of extremely short duration. Factors contributing to the high rate of interest include our uncreditworthiness at the time the loan was extended; the uncertainty of timely payment or any payment at all; the lack of sufficient or tradable collateral; and the large size of the loan.

NOTE 6 NOTE PAYABLE

The note payable issued as part of the asset purchase of homeschoolreviews.com had an initial principal amount of $80,000. Its term was intended to be extremely short, but in any case no more than eleven months, maturing no later than December 31, 2008, with no penalty for prepayment. Payment in whole or in part could be made at any time. Since it was signed, the Company has paid the entire balance. The note bore interest payable in a fixed amount of shares per month any balance remained outstanding. The number of shares to be issued monthly that a balance remained was originally set at 1,000; post-split, this is 180,000 shares. The value of these shares at the time of signing was $6,000. At the $80,000 initial balance, the effective interest rate is 90% per annum. During 2008, the Company issued 2,160,000 shares of common stock for the interest expense of $72,000 ($0.03 per share). (See note 4(c) The interest rate is incomparable to any lending market known to us; development stage companies are typically regarded as uncreditworthy by traditional lenders and, as such, there is no market or availability of funds at any price. The note was originally intended to be of extremely short duration. Factors contributing to the high rate of interest include our uncreditworthiness at the time the loan was extended; the uncertainty of timely payment or any payment at all; the lack of sufficient or tradable collateral; and the large size of the loan.

NOTE 7 RELATED PARTY TRANSACTIONS

During 2008, the Company’s three principal stockholders, Thomas Morrow, David Nicholson and Kenneth Lydecker, each loaned cash to the Company in exchange for a note payable. Each note has an interest rate of 1%, is unsecured and due on demand. There are no understandings or arrangements regarding the repayment of this loan. Mr. Morrow loaned $26,499 in consideration for his note which had a balance, including accrued interest, of $26,854 as of June 30, 2009. Mr. Nicholson loaned $15,000 in consideration for his note which had a balance, including accrued interest, of $15,168 as of June 30, 2009. Mr. Lydecker loaned $10,000 in consideration for his note which had a balance, including accrued interest, of $10,121 as of June 30, 2009.

During 2007, two stockholders, Thomas Morrow and David Nicholson, extended loans totaling $170,000 were converted into 15,300,000 shares of common stock. See Note 11.

During 2006, the Company’s principal stockholder, Thomas Morrow, loaned $60,000 to the Company. The loan was non interest bearing, was unsecured and due on demand. It was converted to stock during 2007. See Note 11.

NOTE 8 COMMITMENTS

The Company signed an exclusive five year agreement with Christian Liberty Press (CLP) to incorporate CLP’s instructional materials in its faith-based Quick Start Curriculum Kits. The agreement enables the Company to create derivative works from the CLP materials, including instructional guides and enhanced instructional guides and to combine the CLP materials with that from other publishers for this purpose. The agreement entitles the Company to purchase instructor’s guides from CLP at 50% of the list price. The agreement also calls for a payment of 50% of the list price by either party to the other party for the sale of the product to a third party.

NOTE 9 GOING CONCERN

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore be obligated to realize assets and discharge our liabilities other than in the normal course of operations. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has used cash flows in operations of $1,178,771 from inception of October 17, 2005 to December 31, 2008 and has an accumulated deficit of $4,435,667 through December 31, 2008. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by its founders, Board members, employees and persons related to or acquainted with these.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern. Once the Company can access the capital available through the public markets, we believe that this capital and any capital the Company raises through other private placements of our common stock will be adequate to continue as a going concern indefinitely. We currently do not have enough cash to operate for the next twelve months without this additional capital.

NOTE 10 SUBSEQUENT EVENTS

On January 30, 2009, the Company paid the remaining balance of $40,000 for the purchase of HomeSchoolReviews.com. The indebtedness for the acquisition has been completely satisfied and control of the URL permanently transferred.

On January 15, 2009, the Economic Development Council of the City of Ames, Iowa entered into a short term loan arrangement with the Company for $50,000 as part of the negotiation of the Company’s relocation incentive. These funds are provided at 0% interest and are due on demand.

During January 2009, the Company entered into short-term lending arrangements with two existing shareholders. Each of the loans provides $50,000 for six months. One loan’s interest is paid in cash with an APR of 18%; this debt is unconvertible. The other pays an APR of 10% and provides for convertibility at $0.033 per share.

NOTE 11 EXTINGUISHMENT OF DEBT

On September 28, 2007, the Company’s two principal shareholders agreed to the conversion into common stock of their existing outstanding debt owed by the Company. The debt was converted at a split-adjusted share price of $0.011 to reflect the share price that adhered at the time the loans were extended. No other rights or privileges were extended or consideration provided as inducement to this conversion.

NOTE 12 LEASED SPACE

The Company conducts much of its operations from 1,900 square feet of leased office space held under a five year non-cancelable operating lease expiring December 31, 2013. The Company is unlikely to renew this lease on expiration.

The following schedule of future rental payments required under the lease as of December 31, 2008:

Year Ending December 31,	Amount

2009	$27,980	*
2010	$38,426
2011	$39,579
2012	$40,766
2013	$41,989
Total:	$188,740

* 2009 expense reduced by 3 month free re-leasing incentive.

Home School Holdings, Inc.
(a development stage company)
Consolidated Balance Sheet

	(Unaudited) June 30, 2009	(Audited) December 31, 2008

ASSETS
Current Assets
Cash	$3,667	$958
Inventory	531	473
Prepaid Expenses	13,847	6,302

TOTAL CURRENT ASSETS	18,045	7,733

Equipment, net of accumulated depreciation of $4,501 and $3,742 respectively	4,886	5,646
Website, net of accumulated amortization of $586,301 and $424,629 respectively	345,638	507,309

Other Assets
Deposits	2,780	2,780

TOTAL ASSETS	$371,349	$523,468

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES

Accounts Payable	$138,386	$131,673
Accounts Payable--Related Party	72,493	39,984
Accrued Payroll	235,325	86,972
Accrued Interest--Convertible Note Stockholder	414,830	225,929
Deferred Revenue	375	375
Prepaid Advertising	6,207	2,700
Note Payable	40,000	40,000
Convertible Notes Payable--Stockholder	300,000	300,000
Loans Payable - Related Party	171,971	60,499

TOTAL CURRENT LIABILITIES	1,379,587	888,132

STOCKHOLDERS' EQUITY / (DEFICIT)

Common Stock - Par value $0.001;
Authorized: 500,000,000
Issued and Outstanding: 300,790,382 and 289,700,685 in June 30, 2009 and December 31, 2008, respectively.	300,790	289,701
Additional Paid-In Capital	4,032,901	3,782,303
Shareholder Receivable	(1,000)	(1,000)
Deficit accumulated during development stage	(5,340,928)	(4,435,667)

Total Stockholders' Equity / (Deficit)	(1,008,238)	(364,664)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)	$371,349	$523,468

The accompanying notes are integral parts of these financial statements.

Home School Holdings, Inc.
(a development stage company)
Consolidated Statement of Operations
(Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30		For the period October 17, 2005 (inception) to
	2009	2008	2009	2008	June 30, 2009

Revenue - Product Sales, net	$10,341	$9,700	$19,922	$13,359	$94,926
Revenue - Advertising	4,138	2,017	8,986	4,689	24,384

Total Revenue	14,479	11,718	28,908	18,048	119,310

Cost of Revenue - Product Sales	8,942	8,612	15,328	10,506	67,821
Cost of Revenue - Advertising	—	—	—	—	—

Total Cost of Revenue	8,942	8,612	15,328	10,506	67,821

Gross Profit	5,537	3,105	13,580	7,542	51,489

Professional Fees	75,777	20,393	124,344	59,824	494,819
Board Compensation	13,500	19,500	27,000	543,000	893,348
Development Expenses	—	71,367	—	180,067	67,656
Depreciation and Amortization	80,174	89,497	162,431	159,676	590,802
Marketing	10,849	24,003	35,711	60,272	233,428
Employee Compensation	166,047	120,824	332,520	247,386	2,255,639
General and Administrative	25,858	37,543	42,115	52,273	360,147

Total Operating Expenses	372,205	383,127	724,120	1,302,499	4,895,838

Loss from Operations	(366,667)	(380,022)	(710,541)	(1,294,956)	(4,844,350)

Extinguishment of Debt
Interest Income	—	14	0	153	282
Interest Expense	(106,337)	(72,635)	(194,721)	(129,654)	(496,861)

Total Other Income/Expense	(106,337)	(72,620)	(194,721)	(129,501)	(496,579)

Provision for Income Taxes	—	—	—	—	—

Net Loss	$(473,004)	$(452,642)	$(905,261)	$(1,424,457)	$(5,340,928)

Net Loss Per Share - basic and diluted	$(0.0016)	$(0.0016)	$(0.0030)	$(0.0051)

Weighted average number of shares outstanding during the period - basic and diluted	296,919,953	282,392,153	296,820,547	281,592,229

The accompanying notes are an integral part of these financial statements.

Home School Holdings, Inc.
(a development stage company)
Consolidated Statement of Stockholder's Equity (Deficit)
From inception (October 17, 2005) through June 30, 2009
(Unaudited)

	Common stock $0.001 Par Value		Additional	Shareholder	Deficit Accumulated during the Development	Total Stockholder's Equity
	Shares	Amount	paid-in capital	Receivable	Stage	(Deficiency)

Shares issued to founders	180,000,000	$180,000	$(80,000)	$—	$—	100,000
Net Loss					(100,000)	(100,000)

Balance, December 31, 2005	180,000,000	180,000	(80,000)	—	(100,000)	—
Shares issued for cash ($0.01 per share)	18,000,000	18,000	182,000	—	—	200,000
Shares issued for cash ($0.03 per share)	7,324,080	7,324	161,708	—	—	169,032
Shares issued for cash ($0.02 per share)	2,470,000	2,470	52,098	—	—	54,568
Shares issued for board compensation ($0.01 per share)	945,000	945	9,555	—	—	10,500
Shares issued for board compensation ($0.02 per share)	495,000	495	10,505	—	—	11,000
Shares issued for board compensation ($0.03 per share)	880,020	880	21,120	—	—	22,000
Shares issued for employee services ($0.02 per share)	15,705	16	329	—	—	345
Shares issued for employee services ($0.03 per share)	501,300	501	12,032	—	—	12,533
Shares issued for services ($0.01 per share)	12,600,000	12,600	127,400	—	—	140,000
Shares issued for consulting services ($0.02 per share)	900,000	900	19,100	—	—	20,000
Shares issued for consulting services ($0.03 per share)	800,000	800	19,200	—	—	20,000
Options issued for employee services		—	204,816	—	—	204,816
Net loss, December 31, 2006	—	—	—	—	(693,923)	(693,923)

Balance, December 31, 2006	224,931,105	224,931	739,863	—	(793,923)	170,871
Shares issued for cash ($0.03 per share)	18,606,000	18,606	522,546	—	—	541,152
Shares issued for exercise of options ($0.01/share)	8,100,000	8,100	81,900	—	—	90,000
Shares issued for board compensation ($0.03 per share)	2,457,000	2,457	75,543	—	—	78,000
Shares issued for employee services ($0.03 per share)	662,940	663	16,039	—	—	16,702
Shares issued for employee services ($0.01 per share)	2,622,420	2,622	26,516	—	—	29,138
Shares issued for consulting services ($0.03 per share)	1,032,000	1,032	33,368	—	—	34,400
Shares issued for debt ($0.03 per share)	15,300,000	15,300	154,700	—	—	170,000
In-kind contribution of interest	—	—	1,900	—	—	1,900
Options issued for website development ($0.03 per share)		—	102,676	—	—	102,676
Options issued for employee services		—	55,045	—	—	55,045
Due from Shareholder			—	(10,000)		(10,000)
Net Loss, December 31, 2007	—	—	—	—	(1,042,223)	(1,042,223)

Balance, December 31, 2007	273,711,465	273,711	1,810,096	(10,000)	(1,836,146)	237,661
Shares issued for cash ($0.03 per share)	11,669,220	11,669	377,301		—	388,970
Shares issued for interest on note ($0.03 per share)	2,160,000	2,160	69,840		—	72,000
Shares issued for board compensation ($0.03 per share)	2,160,000	2,160	69,840		—	72,000
In-kind contribution of interest	—	—	3,661		—	3,661
Options issued for employee services		—	1,294,065		—	1,294,065
Options issued for deferred compensation ($0.03 per share)		—	157,500		—	157,500
Receivable Collected from Shareholder			—	9,000		9,000
Net Loss, December 31, 2008	—	—	—		(2,599,521)	(2,599,521)

Balance, December 31, 2008	289,700,685	289,701	3,782,303	(1,000)	(4,435,667)	(364,664)

Shares issued for cash	1,627,500	1,628	61,072		—	62,700
Shares issued upon loan conversion	2,400,000	2,400	57,600		—	60,000
Option expense for employee services	—	—	97,646		—	97,646
Shares issued for board compensation ($0.03 per share)	539,280	539	17,461		—	18,000
Shares issued for board compensation ($0.05 per share)	180,000	180	8,820			9,000
In-kind contribution of interest	—	—	2,462		—	2,462
Shares issued for employee services	360,000	360	11,520		—	11,880
Shares issued for Transfer Agent Services	100,000	100	(100)			—
Merger with Narayan-Recapitaliztion	5,882,917	5,883	(5,883)			—
Net Loss, June 30, 2009	—	—	—		(905,261)	(905,261)

Balance, June 30, 2009	300,790,382	$300,790	$4,032,901	$(1,000)	$(5,340,928)	$(1,008,237)

The accompanying notes are an integral part of these financial statements.

Home School Holdings, Inc.
(a development stage company)
Consolidated Statement of Cash Flows
(Unaudited)

	For the Period Ended June 30,		For the period 10/17/2005 (inception) to	For the period 10/17/2005 (inception) to
	2009	2008	6/30/2009	12/31/2008

Cash Flows Used in Operating Activities:
Net Loss	$(905,261)	$(1,424,457)	$(5,340,928)	(4,435,667)
Adjustments to reconcile net loss to net cash used in operations
Depreciation/Amortization	162,430	159,676	590,801	428,371
Extinguishment of Debt	—	—	—
In-kind contribution of interest	2,462	—	8,023	5,561
Start-up expenses	—	—	100,000	100,000
Shares issued for services	—	—	273,118	273,118
Shares issued for interest	—	—	72,000	72,000
Stock options issued for services	109,526	693,700	1,663,452	1,553,926
Shares issued for board comp	27,000	—	220,500	193,500
(Increase) Decrease in:				—
Prepaid Expenses	(4,038)	(752)	(10,340)	(6,302)
Inventory	(58)	(2,408)	(531)	(473)
Deferred Revenue	—	468	(2,082)	(2,082)
Deposits	—	—	(2,780)	(2,780)
Accrued interest	188,901	39,019	414,830	225,929
Accrued payroll	148,353	(161,905)	392,824	244,471
Accounts Payable	6,713	47,635	138,386	131,673
Accounts Payable--Related Party	32,509	12,621	72,493	39,984

Net Cash Used In Operating Activities	(231,464)	(636,403)	(1,410,235)	(1,178,771)

Cash Flows From Investing Activities:
Payments for Equipment & Website Development	—	(125,158)	(753,493)	(753,493)

Net Cash Used In Investing Activities	—	(125,158)	(753,493)	(753,493)

Cash Flows From Financing Activities:
Proceeds from Sale of Stock	122,700	335,320	1,556,422	1,432,722
Decrease (Increase) of shareholder receivable	—	—	(1,000)
Proceeds from Notes Payable - Stockholder	—	300,000	300,000	300,000
Proceeds from Convertible Note Payable - Related Party	111,472	125,438	562,972	451,500
Repayment of Notes Payable - Related Party	—	—	(211,000)	(211,000)
Repayment of Notes Payable	—	—	(40,000)	(40,000)

Net Cash Provided by Financing Activities	234,172	760,758	2,167,394	1,933,222

Net Increase (Decrease) in Cash	2,709	(802)	3,667	958

Cash at Beginning of Period	958	1,526	—	—

Cash at End of Period	$3,667	$722	$3,667	958

Supplemental disclosure of cash flow information:

Cash paid for interest	—	—	550	550

Cash paid for taxes	—	—	—	—

Supplementary disclosure of non-cash items:

During 2007, $175,000 of loans payable were converted to common stock.
During 2008, an $80,000 note was exchanged for a website with $5,157 of deferred revenue.
          Also in 2008, $157,500 of deferred compensation was settled through the issuance of options.

The accompanying notes are integral parts of these financial statements.

Home School Holdings, Inc.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2009

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Organization

Home School, Inc. (a development stage company) was incorporated in the State of Delaware on October 17, 2005. Home School, Inc. is engaged in e-commerce and online K-12 instruction for home educating families world-wide.

On May 8, 2009, Home School, Inc. consummated a Share Exchange Agreement with Home School Holdings Inc. (“the Company”) FKA (Narayan Capital Corp.), a Florida corporation, which was dated as of April 29, 2009. As a result of the transactions contemplated by the Share Exchange Agreement, on May 8, 2009, we acquired 100% of the outstanding shares of capital stock of Home School Holdings, Inc. and Home School Inc. became a wholly-owned subsidiary of the Company. Pursuant to the Share Exchange Agreement, the Company issued 289,959,665 shares of its common stock, representing 98.5% of the issued and outstanding shares of common stock of Home School Holdings, Inc. on a fully-diluted basis, including any shares issuable to option and warrant holders and holders of convertible debt to the shareholders of Home School, Inc. and the existing shareholders of Home School Holdings, Inc. were issued 5,882,917 shares of common stock of representing 1.5% of the issued and outstanding shares of common stock of Home School Holdings, Inc. on a fully-diluted basis, including any shares issuable to option and warrant holders and holders of convertible debt. There are currently 73,949,760 shares of common stock subject to HSI’s outstanding stock options and warrants and 22,402,121 shares of common stock subject to HSI’s outstanding convertible debt.

Stock issued to former Home School, Inc. shareholders	289,959,665	73.9%
Home School, Inc shares issuable to option and warrant holders	73,949,760	18.9%
Home School, Inc shares issuable to convertible debt holders	22,402,121	5.7%
Shares issued to existing Home School Holdings, Inc shareholders (formerly Narayan Capital)	5,882,917	1.5%

	392,194,463	100.0%

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for financial information.

Activities during the development stage include developing the business plan and raising capital. We are a development stage enterprise and, as such, our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt or equity financing. We have yet to generate a positive internal cash flow, and until meaningful sales of our products begin, we are dependent upon debt and equity funding.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”.

In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes. Amounts received in advance for subscription services, are deferred and recognized as revenue over the subscription term.

The Company recognizes advertising revenue as earned on a per-impression basis. As traffic moves through websites and pages are served, the contract amount is recognized as revenue. “impressions” are defined as the number of times a user requests a page on our websites.

Shipping and Handling Costs

Amounts billed to customers in sales transactions related to shipping and handling represent revenues earned for the goods provided and are included in sales. Costs of shipping and handling are included in the cost of goods sold.

Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for website maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of five years.

Website

Website assets acquired or developed for online delivery are amortized using the straight-line method over three years. Costs incurred in the planning stage and to operate the site are expensed as incurred while costs of developing applications and infrastructure are capitalized.

As of June 30, 2009 the web site had a gross carrying amount of $345,638 and accumulated amortization of $586,301. Amortization expense for the period of January 1, 2009 through June 30, 2009 was $161,672. Amortization expense for the period of January 1, 2008 through December 31, 2008 was $297,383.

Research and Development Costs

All research and development costs are expensed as incurred in accordance with SFAS No. 2. No research and development charges have been incurred for the six months ended June 30, 2009. From January 1, 2008 through June 30, 2008, $180,067 was charged to development expenses which should have been capitalized to the website in accordance with SFAS 86 paragraph 5. These charges pertained to the programming and testing of additional features and functionality for our website. These costs were reclassified to the balance sheet as of 12/31/2008 and are being amortized over a period of 3 years. The total development costs for the year ended 12/31/2008 are $0.

Prepaid Expenses

Prepaid expenses include prepayments for insurance coverage and advertising that occurred after the balance sheet date.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs charged to operations for the six month ended June 30, 2009 and 2008 and the period October 17, 2005 (Inception) to June 30, 2009 amounted to $35,711, $60,272 and $233,428, respectively.

Inventories

The Company’s inventories consist of $531 of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Stock Compensation

The Company adopted SFAS No. 123R, Share-Based Payment(“SFAS 123R”), which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services to employees and non employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model. The measurement date of the fair value of equity instruments issued to non-employees is the earlier of the date on which the counter-party’s performance is complete or the date on which it is probable that performance will occur.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable and loans and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Loss Per Share

Basic loss per share is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”.

Stock Splits

During 2006, the Company’s stockholders approved a forward stock split of ten thousand for one, in which each stockholder of record received ten thousand common shares in exchange for each share of their currently issued common stock. Subsequently, On April 4, 2008, the Company’s stockholders approved a forward stock split of one hundred eighty for one, in which each stockholder of record received one hundred eighty common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock splits.

NOTE 2 STOCKHOLDERS’ DEFICIT

During the months of January to March, 2009, the company issued 404,460 shares for board compensation with a fair market value of $13,500.

During the months of January to March, 2009, the company issued 360,000 gift shares for employee services with a fair market value of $11,880.

During the months of April to June, 2009, the company issued 4,027,500 shares for cash $122,700.

During the months of April to June, 2009, the company issued 314,820 shares for board compensation with a fair market value of $13,500.

During the months of April to June, 2009, the company issued 100,000 gift shares for employee services.

During the months of April to June, 2009, the company issued 5,882,917 shares as part of the share exchange agreement with Narayan Capital Corp.

NOTE 3 CONVERTIBLE NOTES PAYABLE—STOCKHOLDER

On February 6, 2009, the Company entered into short-term lending arrangements with its shareholders. The loan provides $50,000 for six months. The loan pays an APR of 10% and provides for convertibility at $0.05 per share. On June 5, 2009, this loan was converted to 1,000,000 shares common stock at $0.05 per share.

On April 3, 2009, the Company entered into short-term lending arrangements with its shareholders. The loan provides $10,000 for six months. The loan pays an APR of 10% and provides for convertibility at $0.06 per share. On June 5, 2009, this loan was converted to 200,000 shares common stock at $0.05 per share.

NOTE 4 RELATED PARTY TRANSACTIONS

During the months of January to June, 2009, one of the Company’s principal stockholders, Kenneth Lydecker, loaned $10,000 to the Company in exchange for a note payable. The note has an interest rate of 6%, is unsecured and due on demand. As of June 30, 2009 the note has an outstanding balance, including accrued interest, of $10,263. There are no understandings or arrangements regarding the repayment of this loan.

NOTE 5 GOING CONCERN

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore be obligated to realize assets and discharge our liabilities other than in the normal course of operations. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has used cash flows in operations of $1,410,235 from inception of October 17, 2005 to June 30, 2009 and has an accumulated deficit of $5,340,928 through June 30, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit our ability to continue operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern. Once the Company can access the capital available through the public markets, we believe that this capital and any capital the Company raises through other private placements of our common stock will be adequate to continue as a going concern for the next 12 months. We currently do not have enough cash to operate for the next twelve months without this additional capital.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$500
Legal Fees and Expenses	$82,000
Accounting Fees and Expenses	$12,500
Printing	0
Miscellaneous Expenses	0

Total	$95,000

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Florida Business Corporation Act, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Florida law. Florida law provides that directors of a corporation will not be personally liable for monetary damages to the corporation or any other person for any statement, vote, or failure to act regarding corporate management or policy by a director unless: (a) the director breached or failed to perform his or her duties as a director; and (b) the director’s breach of, or failure to perform those duties constitutes: 1) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; 2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; 3) a circumstance under which the liability provisions of section 607.0834 are applicable; 4) a conscious disregard for the best interest of the corporation, or willful misconduct; or 5) recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years the Company has had the following unregistered sales of its securities:

2009

On September 30, 2009, Mr. Thomas Morrow, Mr. David Nicholson, Mr. Kenneth Lydecker and Ms. Beatrice North collectively agreed to exchange debt for equity in the Company. The total debt exchanged was $720,259.45. 16,991,600 shares of common stock were issued. Ms. North exchanged $365,247 of debt for 8,116,600 shares of common stock. Mr. Morrow exchanged $300,012 or debt for 7,500,000 shares of common stock. Mr. Lydecker exchanged $30,000 of debt for 750,000 shares of common stock. Mr. Nicholson exchanged $25,000 of debt for 625,000 shares of common stock.

During the months of January to March, 2009, the company issued 404,460 shares of common stock for board compensation with a fair market value of $13,500. These shares were issued to the members of the Board.

During the months of January to March, 2009, the company issued 360,000 shares of common stock as compensation for employee services with a fair market value of $11,880. The shares were provided to current employees.

During the months of April to June, 2009, the company issued 4,027,500 shares of common stock for cash $122,700. These shares were sold to accredited investors, friends and family of Board Members subject to the PPM of February, 2009.

During the months of April to June, 2009, the company issued 314,820 shares of common stock for board compensation with a fair market value of $13,500. These shares were issued to members of the Board.

During the months of April to June, 2009, the company issued 100,000 shares of common stock as compensation for services to Island Stock Transfer.

On February 6, 2009, the Company entered into short-term lending arrangements with its shareholders. The loan provides $50,000 for six months. The loan pays an APR of 10% and provides for convertibility at $0.05 per share. On June 5, 2009, this loan was converted to 1,000,000 shares common stock at $0.05 per share. This conversion was undertaken on behalf of Dieter Gutt.

On April 3, 2009, the Company entered into short-term lending arrangements with its shareholders. The loan provides $10,000 for six months. The loan pays an APR of 10% and provides for convertibility at $0.06 per share. On June 5, 2009, this loan was converted to 200,000 shares common stock at $0.05 per share. This conversion was undertaken on behalf of the Brauns.

2008

During 2008, the Company issued 11,669,220 shares of common stock for cash of $388,970 ($0.03 per share) These shares were sold to accredited investors, friends and family of Board Members subject to the PPM of February, 2008.

During 2008, the Company issued 2,160,000 shares of common stock for board compensation with a fair market value of $72,000 ($0.03 per share) These shares were issued to members of the Board.

During 2008, the Company issued 2,160,000 shares of common stock for the interest expense on a note payable relating to the purchase of Home School Reviews in the amount of $72,000 ($0.03 per share) These shares were provided to Jamey Wright.

2007

During 2007, the Company issued 360,000 shares of common stock to a private investor for cash of $9,000 ($0.03 per share). These shares were purchased by Maria Dalmazio.

During 2007, the Company issued 13,602,000 shares of common stock to private investors for cash of $390,001 ($0.03 per share) These shares were sold to accredited investors, friends and family of Board Members subject to the PPM of February, 2007.

During 2007, the Company issued 15,300,000 shares of common stock in consideration for payment of a related party loan of $170,000 ($0.01 per share). These shares were provided to Thomas Morrow.

During 2007, the Company issued 4,734,000 shares of common stock with options to private investors for cash of $157,800 ($0.03 per share) These shares were sold to accredited investors, friends and family of Board Members subject to the PPM of November, 2007.

During 2007, the Company issued 8,100,000 shares of commons stock to a private investor for cash of $90,000 ($0.011 per share) upon exercise of options. These shares were acquired by Bebe North.

During 2007, the Company issued 2,622,420 shares of common stock for graphic design services with a fair market value of $29,138 ($0.011 per share) These shares were provided to Lisa Morrow.

During 2007, the Company issued 1,032,000 shares of common stock for marketing services with a fair market value of $34,400 ($0.033 per share) These shares were earned by Perry Marshall.

During 2007, the Company issued 2,457,000 shares of common stock to our board members for board compensation with a fair market value of $78,000 ($0.032 per share) These shares were issued to members of the Board.

During 2007, the Company issued 616,500 shares of common stock for employee cash sales with a fair market value of $15,414 ($0.03 per share). These shares were purchased by employees pursuant to their employee offer letters during their first 12 months of employment. These shares were issued to current employees.

During 2007, the Company issued 46,440 shares of common stock for employee cash sales with a fair market value of $1,290 ($0.03 per share). These shares were purchased by employees pursuant to their employee offer letters during their first 12 months of employment. These shares were issued to current employees.

2006

During 2006, the Company issued 18,000,000 shares of common stock to private investors for cash of $200,000 ($0.01 per share) These shares were sold to accredited investors, friends and family of Board Members subject to the PPM of April, 2006.

During 2006, the Company issued 7,324,080 shares of common stock to private investors for cash of $169,032 ($0.03 per share). These shares were sold to accredited investors, friends and family of Board Members subject to the PPM of October, 2006.

During 2006, the Company issued 2,070,000 shares of common stock to a private investor for cash of $44,568 ($0.022 per share). These shares were purchased by Bebe North.

During 2006, the Company issued 15,705 shares of common stock for employee services with a fair market value of $345 ($0.02 per share) These shares were issued to current employees.

During 2006, the Company issued 501,300 shares of common stock for employee services with a fair market value of $12,533 ($0.03 per share) These shares were issued to current employees.

During 2006, the Company issued 945,000 shares of common stock to our board members for board compensation with a fair market value of $10,500 ($0.01 per share) These shares were issued to members of the Board.

During 2006, the Company issued 495,000 shares of common stock to our board members for board compensation with a fair market value of $11,000 ($0.02 per share) These shares were issued to members of the Board.

During 2006, the Company issued 880,020 shares of common stock to our board members for board compensation with a fair market value of $22,000 ($0.03 per share) These shares were issued to members of the Board.

During 2006, the Company issued 1,700,000 shares of common stock for services with a fair market value of $40,000 ($0.02 per share) These shares were issued to Perry Marshall.

During 2006, the Company issued 12,600,000 shares of common stock for services with a fair market value of $140,000 ($0.01 per share). These shares were issued to Mark Jordan, Lisa Morrow, and Kenneth Lydecker.

In each of the instances described above we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation (previously filed)

3.2	Bylaws (previously filed)

5.1	Opinion of the Company’s legal counsel

10.1	Lease Agreement (previously filed)

10.2	Ingram Book Co. Dropship Agreement (previously filed)

10.3	STL Distributors Dropship Agreement (previously filed)

10.4	City of Ames Promissory Note (previously filed)

10.5	North Loan Document 2008 (previously filed)

10.6	North Loan Document 2009 (previously filed)

10.7	Hecktman Loan Document (previously filed)

10.8	Hecktman Loan Extension (previously filed)

10.9	Lydecker Promissory Note (previously filed)

10.10	Morrow Promissory Note (previously filed)

10.11	Nicholson Promissory Note (previously filed)

10.12	Wright Promissory Note (previously filed)

10.13	Wright Note Addendum (previously filed)

10.14	Share Exchange Agreement (previously filed)

10.15	Subsidiaries (previously filed)

14.1	Code of Ethics (previously filed)

23.1	Consent of the Company’s Auditors

23.2	Consent of Company’s Counsel (filed as part of Exhibit 5)

24.1	Powers of Attorney (included on the signature page).

Item 17.Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines in the State of Illinois on the 27th day of October, 2009.

Home School Holdings, Inc.

By:	/s/ Thomas Morrow

Principal Executive Officer and Chairman

By:	/s/ Tony Langford, CPA

Principal Financial Officer &
Principal Accounting Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Thomas Morrow as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Thomas Morrow	Principal Executive Officer and Chairman	October 27, 2009

/s/ David Nicholson	Director	October 27, 2009

/s/ Kenneth Lydecker	Director	October 27, 2009

/s/ Tony Langford, CPA	Principal Financial Officer & Principal Accounting Officer	October 27, 2009